                                                FILED PURSUANT TO RULE 424(b)(5)
                                                REGISTRATION NUMBERS:  333-75105
                                                                    333-75105-01

                   Subject to Completion. Dated May 17, 1999.
       THE INFORMATION IN THIS PRELIMINARY PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED.

            Prospectus Supplement to Prospectus Dated May 13, 1999.

  [LOGO]
                         2,000,000 Preferred Securities
                                  POGO TRUST I

     % Cumulative Quarterly Income Convertible Preferred Securities, Series A
                                  (QUIPS(SM))*

                     (Liquidation Preference $50 per QUIPS)
  Fully and unconditionally guaranteed to the extent described herein by, and convertible into common stock of,

                             POGO PRODUCING COMPANY

                               ------------------

    A brief description of the   % Cumulative Quarterly Income Convertible
Preferred Securities, Series A (QUIPS(SM)) can be found under "Summary--The Offering" in this prospectus supplement.

    Pogo Producing has applied to list the QUIPS on the New York Stock Exchange. Pogo Producing expects trading of the QUIPS to begin within 30 days after they are first issued.

    The QUIPS are convertible into Pogo Producing common stock in the manner described in this prospectus supplement at an initial conversion price of
$      per share of Pogo Producing common stock for each QUIPS, which is
equivalent to a conversion rate of       shares of Pogo Producing common stock
for each QUIPS. Pogo Producing common stock trades on the New York Stock Exchange and the Pacific Stock Exchange under the symbol "PPP".

    SEE "RISK FACTORS" BEGINNING ON PAGE S-11 AND PAGE 3 OF THE PROSPECTUS TO READ ABOUT CERTAIN FACTORS YOU SHOULD CONSIDER BEFORE BUYING THE QUIPS.
                               ------------------

    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY OTHER REGULATORY BODY HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                               ------------------

                                                                        Per QUIPS    Total
                                                                        ---------  ---------
Initial public offering price (1).....................................  $          $
Underwriting commissions (2)..........................................  $          $
Proceeds to Pogo Trust I..............................................  $          $

------------------------

(1) Plus accumulated distributions, if any, from the date of the original
    issuance, which is expected to be      , 1999.

(2) Underwriting commissions on the QUIPS will be paid by Pogo Producing
    Company.

    The underwriters may, under certain circumstances, purchase up to an additional 300,000 QUIPS from Pogo Trust I at the initial public offering price.
Pogo Producing will pay underwriting commissions of $         per QUIPS on each
additional QUIPS that is purchased by the underwriters.

                               ------------------

    The underwriters expect to deliver the QUIPS in book-entry form only through the facilities of The Depository Trust Company in New York, New York on
             , 1999.

    *"QUIPS" is a registered service mark of Goldman, Sachs & Co.

GOLDMAN, SACHS & CO.
                           CREDIT SUISSE FIRST BOSTON
                                                             MERRILL LYNCH & CO.
                                  ------------

                 Prospectus Supplement dated           , 1999.

                        ABOUT THIS PROSPECTUS SUPPLEMENT

    You should rely only on the information contained or incorporated by reference in this prospectus supplement or the accompanying prospectus. We have not, and the underwriters have not, authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information contained in this prospectus supplement or the accompanying prospectus as well as the information we previously filed with the Securities and Exchange Commission and incorporated by reference herein, is accurate only as of its respective date. Our business, financial condition, results of operations and prospects may have changed since that date. Unless otherwise noted, capitalized terms used in this prospectus supplement have the same meanings as used in the accompanying prospectus.

              OIL AND GAS TERMS USED IN THIS PROSPECTUS SUPPLEMENT

When describing natural gas:          Mcf           =          thousand cubic feet
                                      MMcf          =          million cubic feet
                                      Bcf           =          Billion cubic feet

When describing oil:                  Bbl           =          barrel
                                      Mbbls         =          thousand barrels

When comparing natural gas to oil:    6 Mcf of gas  =          1 barrel of oil equivalent
                                      BOE           =          barrel of oil equivalent
                                      Bcfe          =          billion cubic feet equivalent
                                      Mboe          =          thousand barrels of oil equivalent

Other commonly used oil and gas       NGLs          =          liquid hydrocarbons removed from
  terms:                                                       natural gas
                                      liquids       =          liquid hydrocarbons including oil,
                                                               condensate and NGLs

                                    SUMMARY

    THE FOLLOWING INFORMATION SHOULD BE READ TOGETHER WITH THE INFORMATION CONTAINED IN OTHER PARTS OF THIS PROSPECTUS SUPPLEMENT AND IN THE PROSPECTUS. YOU SHOULD CAREFULLY READ THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS TO FULLY UNDERSTAND THE TERMS OF THE QUIPS, AS WELL AS THE TAX AND OTHER CONSIDERATIONS THAT ARE IMPORTANT TO YOU IN MAKING A DECISION ABOUT WHETHER TO INVEST IN THE QUIPS. YOU SHOULD PAY SPECIAL ATTENTION TO THE "RISK FACTORS" SECTIONS BEGINNING ON PAGE S-11 OF THIS PROSPECTUS SUPPLEMENT AND PAGE 3 OF THE PROSPECTUS TO DETERMINE WHETHER AN INVESTMENT IN THE QUIPS IS APPROPRIATE FOR YOU.

                              ABOUT POGO PRODUCING

    Pogo Producing is an independent oil and gas exploration and production company with a well-balanced portfolio of domestic and international properties. During 1998, our properties produced approximately 58% natural gas and 42% liquids. Approximately 56% of our proved reserves are located in North America and approximately 44% are located in the Kingdom of Thailand. In this discussion about Pogo Producing, terms such as "we", "our" and "us" refer to Pogo Producing and its subsidiaries, excluding Pogo Trust I.

    Our proven hydrocarbon reserves have increased each year for the last eight years, principally through exploration and development of our properties and, to a lesser extent, the selective acquisition of additional interests in producing properties in which we already have an interest. An important measure of our success is our record for replacing the oil and gas which we produce each year. From 1994 through 1998, we replaced each year's production with new proved reserves at the following rates:

                                                            1994       1995       1996       1997       1998
                                                          ---------  ---------  ---------  ---------  ---------
PERCENTAGE OF PRODUCTION REPLACED.......................       153%       305%       187%       188%       199%

    Our cost for replacing these reserves averaged $6.86 per BOE over the five year period.

                          SIGNIFICANT OPERATING AREAS

    We concentrate our exploration effort in areas where we believe that our expertise, competitive acreage position, or ability to quickly take advantage of new opportunities offers us the possibility of superior rates of return. We currently have four significant operating areas, including the:

    - GULF OF MEXICO--we have explored for oil and gas and owned leases in the outer continental shelf area of the Gulf of Mexico since the first federal government lease sale 30 years ago. We currently have interests in 99 lease blocks offshore Louisiana and Texas. Most of our current Gulf of Mexico production is concentrated in four significant producing areas in water depths less than 600 feet, including eight fields in the Eugene Island area located off the Louisiana coast. Sixteen of our Gulf of Mexico lease blocks are located in water depths ranging from 600 feet to about 5,000 feet. During 1998, we participated in the drilling of three successful wells in those deeper water lease blocks. During the first quarter of 1999, we participated in drilling two more successful wells on these blocks. Our first field located in deeper water came on production in April 1999 at Garden Banks Block 367. We are currently developing other fields in these deeper water areas. We believe that the deeper water portions of the Gulf of Mexico will provide us with substantial opportunities to expand our hydrocarbon reserves and increase our production.

    - PERMIAN BASIN--we own interests in over 175,000 gross acres in the Southeastern New Mexico and West Texas portions of the Permian Basin. Commencing in late 1989 and continuing through December 31, 1998, we and our partners drilled 389 wells in this area, of which 96% were completed as productive. We generally achieve rapid cost recovery on our Permian Basin wells because of relatively low capital costs and high initial rates of production. According to the most recently published annual figures, we are the ninth largest producer of crude oil in the State of New Mexico.

    - ONSHORE GULF COAST--between year-end 1994 and year-end 1998, we increased our proven reserves in the Onshore Gulf Coast region from 15 Bcfe to over 100 Bcfe. In early 1999, we sold our interest in the Lopeno Field located in South Texas which, with proven reserves of approximately 70 Bcfe, was our largest Onshore Gulf Coast field. However, we believe that our 3-D seismic based approach to exploration in this area will yield more new reserves in the future.

    - KINGDOM OF THAILAND--we own a 46% working interest in the 734,000 gross acre B8/32 concession license in the Gulf of Thailand. From August 1991, when we and our partners were granted the concession license, through May 1, 1999, we and our partners have drilled or are drilling 120 exploratory and development wells on the concession and have found over 878 Bcfe of gross proved reserves. 407 Bcfe of these reserves are ours. We have also acquired 3-D seismic surveys covering approximately 673,650 acres on the concession. The Tantawan Field began producing in 1997. The Benchamas Field is in the final stages of development and is scheduled to come on production in the third quarter of 1999. Production from the Maliwan Field is currently projected to commence in late 2001. We currently plan to drill seven exploration wells and over 50 development wells on the concession during 1999.

    Reserves in the following table are estimated by Ryder Scott, our independent petroleum engineers. Average net daily production data is derived from our sales records.

                                                     NET PROVED RESERVES(A)                  1998 AVERAGE NET DAILY PRODUCTION
                                          --------------------------------------------  --------------------------------------------
                                           NATURAL                BARRELS                NATURAL                BARRELS
                                             GAS      LIQUIDS   EQUIVALENT                 GAS      LIQUIDS   EQUIVALENT
                                           (MMCF)     (MBBLS)     (MBOE)         %       (MMCF)     (MBBLS)     (MBOE)         %
                                          ---------  ---------  -----------  ---------  ---------  ---------  -----------  ---------
DOMESTIC
  Gulf of Mexico........................    124,579     15,402      36,165        25.7     76,630      9,915      22,687        50.8
  Permian Basin.........................     49,767     16,770      25,065        17.8     10,667      4,631       6,409        14.3
  Onshore Gulf Coast....................     94,009      1,038      16,706        11.9     33,427        809       6,380        14.3
INTERNATIONAL
  Kingdom of Thailand...................    168,389     33,811      61,876        43.9     36,774      2,561       8,690        19.4
                                          ---------  ---------  -----------        ---  ---------  ---------  -----------        ---
    Total...............................    436,744     67,021     139,812        99.3    157,498     17,916      44,166        98.8
                                          ---------  ---------  -----------        ---  ---------  ---------  -----------        ---
                                          ---------  ---------  -----------        ---  ---------  ---------  -----------        ---

------------------------

(a) Net proved reserves and total net proved reserves are each as of December 31, 1998.

                             COMPETITIVE STRENGTHS

    We believe we are well positioned to continue to build upon our historical success by capitalizing on our strengths, including the following:

    - WE HAVE A DIVERSIFIED PORTFOLIO OF CORE PROPERTIES. We benefit from a portfolio of existing properties that provide geographic diversification while being of sufficient size and potential to enable us to concentrate our resources and regional expertise. This portfolio of core properties permits us to maintain a focused exploration and development program by using the substantial geological and operating expertise that we have gained over years of operating in these areas. We also use this experience to evaluate new opportunities in areas with similar characteristics.

    - OUR EXISTING PROPERTIES HAVE SIGNIFICANT FURTHER POTENTIAL. We believe that our existing properties have significant further potential for increased production and the discovery of additional reserves. We currently expect to spend approximately $170,000,000 during 1999 to develop our existing properties, including drilling approximately 110 gross wells.

    - WE TRY TO MAINTAIN A BALANCED RISK PROFILE. We try to manage our risk exposure by maintaining a prudent level of participation in our projects. We prefer to operate properties where we believe that our working interest percentage, expertise or ability to control the timing or cost of the project provides a competitive advantage to us and our partners. Currently, we operate all or a portion of 26 of the 99 lease blocks in which we own interests in the Gulf of Mexico. On properties where we are not the operator, we try to have a meaningful working interest so that we can influence operating and development decisions. Generally, we try to obtain a higher level of participation in projects that we view as having potentially high rates of return and relatively low anticipated exploration and development costs, such as our operations in southeastern New Mexico. Conversely, we will generally seek a lower level of participation in projects that have disproportionately high drilling or development costs, a long lead time until production can come onstream, or involve wells that are unusually deep or are considered highly risky.

    - WE POSSESS SIGNIFICANT TECHNICAL EXPERTISE. We have an experienced staff of engineers and geoscientists that comprise over 40% of our total full-time personnel. The expertise of our personnel, augmented by data from over 500 gross wells drilled since December 31, 1993, more than 4,800,000 acres of 3-D seismic data and 112,700 miles of 2-D seismic data, create a knowledge base that we use to establish our drilling priorities and associated capital budget.

                               BUSINESS STRATEGY

    Our business strategy is to maximize profitability and shareholder value by:

    - increasing hydrocarbon production levels, leading to increased revenues, cash flow and earnings

    - replacing and expanding our proven hydrocarbon reserves base

    - maintaining appropriate levels of debt and interest

    - controlling overhead and operating costs

    - expanding exploration and production activities into new and promising geographic areas consistent with our expertise

                              RECENT DEVELOPMENTS

    In addition to developing our concession in the Gulf of Thailand, we continue to actively evaluate potentially high return projects in other areas of the world with relatively stable political and financial climates, such as Canada and selected countries in Europe and Southeast Asia.

    In August 1998, we acquired interests in over 115,000 gross acres in Western Canada. Approximately 94% of this acreage is exploration acreage.

    In December 1998, we and two partners were awarded a license to explore two blocks in the Central Graben area of the United Kingdom sector of the North Sea covering approximately 113,000 gross acres. This license has an initial six-year term.

    In April 1999, we were awarded a four-year exploration license over two areas in central and south central Hungary covering almost 780,000 acres. This acreage has never been explored using

Western technology. We believe it is highly prospective and on trend with a number of oil and gas fields.

    Chevron Corporation recently acquired Rutherford-Moran Oil Corporation, one of our joint venture partners in Thailand. In connection with the acquisition, we agreed to transfer operatorship of the B8/32 concession license in Thailand to Chevron on September 30, 1999, subject to Thai governmental approval.

    In early May 1999, we completed a five-month internal review of our properties. As part of our review, we identified non-core properties or properties that we believed had little upside potential. A number of the properties we identified in this process, including our interests in the Keystone, Yates and Lopeno fields onshore, and several lease blocks offshore in the Gulf of Mexico, were sold for gross proceeds totaling approximately $90,000,000.

    Pogo Producing's principal executive offices are located at 5 Greenway Plaza, Suite 2700, Houston Texas 77046, telephone (713) 297-5000. Pogo Trust I can be reached c/o of Pogo Producing at the same address.

             SUMMARY FINANCIAL AND OPERATING DATA OF POGO PRODUCING

    The following table presents summary financial and operating data derived from the consolidated financial statements of Pogo Producing. This summary is qualified in its entirety by the detailed information and financial statements of Pogo Producing included in the documents incorporated in the prospectus by reference. Please read "Where You Can Find More Information" in the prospectus.

                                                                                                      THREE MONTHS ENDED
                                                      YEAR ENDED DECEMBER 31,                             MARCH 31,
                                  ---------------------------------------------------------------  ------------------------
                                     1994         1995         1996         1997         1998         1998        1999(A)
                                  -----------  -----------  -----------  -----------  -----------  -----------  -----------
                                                       (IN THOUSANDS, EXCEPT RATIOS AND UNIT AMOUNTS)
INCOME STATEMENT DATA:
Total revenues..................  $   173,608  $   157,559  $   203,977  $   286,300  $   202,803  $    60,730  $    76,046
Net income (loss)...............       27,067        9,230       32,760       37,116      (43,098)         184       14,313
Net income (loss) per common
  share
  Basic.........................         0.84         0.28         1.01         1.11        (1.14)        0.01         0.36
  Diluted.......................         0.82         0.28         0.97         1.06        (1.14)        0.01         0.36
Cash dividends per common
  share.........................         0.06         0.12         0.12         0.12         0.12         0.03         0.03
Net cash provided by operating
  activities....................       99,273       96,333       92,898      150,732       70,929       34,815       11,886

BALANCE SHEET DATA (AT PERIOD
  END):
Working capital (deficit).......  $    11,017  $    12,648  $     6,671  $     9,099  $   (22,112) $    18,646  $    13,627
Total assets....................      298,826      338,177      479,242      676,617      862,396      661,167      885,216
Long-term debt..................      149,249      163,249      246,230      348,179      434,947      275,000      434,967
Shareholders' equity............       64,037       71,708      107,282      146,106      249,660      232,185      262,945
Common shares outstanding at end
  of period.....................       32,810       32,991       33,306       33,537       40,121       37,559       40,141

OPERATING DATA:
Proved reserves at December 31:
  Liquids (Mbbls)...............       33,862       45,182       49,602       58,164       67,510          n/a          n/a
  Natural gas (MMcf)............      242,890      328,061      360,944      401,488      440,169          n/a          n/a
    Total proved reserves
      (Mboe)....................       74,344       99,859      109,759      125,079      140,872          n/a          n/a
Reserves outside of North
  America (% of total)..........         23.0%        41.0%        41.5%        47.6%        43.9%         n/a          n/a
Reserve replacement ratio (b)...        153.0%       304.6%       186.8%       187.7%       199.0%         n/a          n/a
Reserve life (years) (c)........          5.4          8.0          9.6          7.2          8.9          n/a          n/a

------------------------

(a) Includes a $37,344,000 gain resulting from property sales of $67,573,000 during the quarter.

(b) Total reserve additions for the year, including revisions and net of property sales, divided by annual production.

(c) Total proved reserves at year end divided by annual production.

                                  THE OFFERING

TITLE.........................  % Cumulative Quarterly Income Convertible Preferred
                                Securities, Series A (QUIPS(SM))

SECURITIES OFFERED............  2,000,000 QUIPS by Pogo Trust I. In addition, the trust has granted the underwriters an option, exercisable for 30 days, to purchase up to an additional 300,000 QUIPS at the initial public offering price. The underwriters may exercise this
                                option solely to cover over-allotments, if any. Each QUIPS represents a preferred undivided beneficial interest in the assets of the trust.

ISSUER........................  Pogo Trust I is a Delaware business trust and a subsidiary of Pogo Producing. The address of its principal office is
                                c/o Pogo Producing Company, 5 Greenway Plaza, Suite 2700,
                                Houston, Texas 77046 and its telephone number is (713)
                                297-5000.

DISTRIBUTIONS.................  If you purchase QUIPS, you will be entitled to receive cash
                                distributions at the annual rate of    % of the $50
                                liquidation amount per QUIPS. Distributions are cumulative and will begin to accumulate on the date of original
                                issuance of the QUIPS, which we expect to be       , 1999.
                                Distributions will be payable quarterly, in arrears, on
                                March 1, June 1, September 1, and December 1 of each year
                                beginning September 1, 1999, unless Pogo Producing defers
                                interest payments on the debentures.

DISTRIBUTION DEFERRAL.........  If Pogo Producing defers interest payments on the debentures, the trust will also defer distribution payments on the QUIPS and its common securities. During a deferral
                                period, distributions will continue to accumulate on the
                                QUIPS and the common securities. Additional cash
                                distributions will accumulate on any deferred distributions.
                                Pogo Producing can, on one or more occasions, defer interest payments on the debentures for up to 20 consecutive
                                quarterly periods unless an event of default on the
                                debentures has occurred and is continuing. Pogo Producing
                                cannot, however, defer interest payments beyond the earlier
                                of the maturity date of the debentures, which is       ,
                                2029, or the date on which the debentures are redeemed.
                                Compounded interest will accrue on any deferred interest
                                payments. While interest payments on the debentures are
                                deferred, we will generally not be permitted to pay cash
                                dividends on our common stock or pay on debt that is pari
                                passu or junior to the debentures. If Pogo Producing defers payments of interest on the debentures, you will be required to include accrued interest income, as original issue
                                discount, for the deferred stated interest allocable to your share of QUIPS in your gross income for United States
                                federal income tax purposes before you actually receive the related cash distributions.

CONVERTIBILITY INTO POGO
  PRODUCING COMMON STOCK......  Unless the trust has redeemed the QUIPS, you will have the right to convert your QUIPS into shares of Pogo Producing
                                common stock at any time prior to       , 2029. QUIPS that
                                have been called for redemption may only be converted on or before the day prior to the respective redemption date. The
                                QUIPS will convert into Pogo Producing common stock at a
                                conversion rate of       shares of common stock for each
                                QUIPS. The conversion rate will be subject to adjustment to prevent dilution. The conversion rate is equivalent to a
                                conversion price of $         per share of Pogo Producing
                                common stock. The last reported sale price of Pogo Producing common stock on the New York Stock Exchange Composite
                                Transaction Reporting System on May 13, 1999 was $19.50 per
                                share.

REDEMPTION BY THE TRUST.......  The trust will redeem all of its outstanding QUIPS and common securities when the debentures are paid at maturity
                                on       , 2029. In addition, Pogo Producing can make the
                                trust redeem all or some of the QUIPS at any time after
                                      , 2002 by redeeming the debentures at the redemption
                                price set forth on page S-29. If that happens, the trust
                                will use the cash it receives from Pogo Producing's
                                redemption of the debentures to redeem, on a pro rata basis,
                                QUIPS and common securities of an aggregate liquidation
                                amount equal to the aggregate principal amount of the
                                debentures redeemed. Pogo Producing will also have the right to redeem all of the debentures at any time at the tax
                                redemption price, plus accrued and unpaid interest, if there are specified tax changes that could result in the non-
                                deductibility of interest payments on the debentures Pogo
                                will also have the right to redeem the debentures at 100% of their principal amount, plus accrued and unpaid interest, if a change in law could require the trust to register as an
                                investment company under the Investment Company Act of 1940.
                                Pogo Producing may only exercise these rights within 90 days of such a change in those laws.

CONDITIONAL RIGHT TO SHORTEN
  STATED MATURITY OF THE
  DEBENTURES..................  Pogo Producing can shorten the stated maturity of the
                                debentures to as early as       , 2014, if there are
                                specified tax changes that could result in the
                                non-deductibility of interest payments on the debentures, as more fully described on page S-26 of this prospectus
                                supplement. If Pogo Producing exercises this option, the
                                trust will redeem all of the outstanding QUIPS when the
                                debentures are paid on their new maturity date.

LIQUIDATION PREFERENCE........  If the trust is liquidated and the debentures are not distributed to you, you will generally be entitled to
                                receive $50 per QUIPS plus any accumulated and unpaid
                                distributions on each QUIPS you hold.

THE GUARANTEE.................  Pogo Producing will guarantee the trust's payment obligations on the QUIPS to the extent described in this
                                prospectus supplement and the prospectus. Under the
                                guarantee, Pogo Producing will guarantee the trust's payment obligations, but only to the extent the trust has sufficient funds to make payments on the QUIPS. If Pogo Producing does not make payments on the debentures, the trust will not have sufficient funds to make payments on the QUIPS in which case you will not be able to rely on the guarantee for payment.
                                Pogo Producing's obligations under the guarantee are junior to its obligations to make payments on all of its other
                                liabilities, except as discussed elsewhere in this
                                prospectus supplement.

DISSOLUTION OF THE TRUST AND
  DISTRIBUTION OF THE
  DEBENTURES..................  Pogo Producing has the right to dissolve the trust at any time. If Pogo Producing exercises that right, the trust will redeem the QUIPS by distributing the debentures to you and to Pogo Producing, as holder of the common securities, on a pro rata basis. If the trust distributes the debentures,
                                Pogo Producing will use its best efforts to have the
                                debentures listed on the New York Stock Exchange or on any other exchange or automated quotation system as the QUIPS
                                are then listed.

USE OF PROCEEDS...............  The trust will use the proceeds from the sale of the QUIPS
                                to buy    % Junior Subordinated Convertible Debentures,
                                Series A due 2029 from Pogo Producing. The debentures will have the same financial terms as the QUIPS. Pogo Producing will use the proceeds from the sale of the debentures to the trust to repay outstanding senior indebtedness under its
                                revolving credit agreement and unsecured credit lines. Pogo
                                Producing will use any remaining proceeds from the sale of the debentures for working capital and other general
                                corporate purposes.

VOTING RIGHTS.................  Generally, you will not have any voting rights as a holder of QUIPS.

LISTING.......................  Pogo Producing has applied to have the QUIPS listed on the
                                New York Stock Exchange. We expect trading of the QUIPS to begin within 30 days after they are first issued. You should be aware that the listing of the QUIPS will not necessarily ensure that a liquid trading market will be available for
                                the QUIPS.

                                  RISK FACTORS

    Your investment in the QUIPS will involve risks. You should carefully consider the following discussion of risks and the other information included or incorporated by reference in this prospectus supplement and the prospectus before deciding whether an investment in the QUIPS is appropriate for you.

THE TRUST MAY NOT BE ABLE TO MAKE DISTRIBUTIONS ON THE QUIPS IF POGO PRODUCING DEFAULTS ON ITS SENIOR DEBT BECAUSE ITS OBLIGATIONS TO PAY ON THE DEBENTURES AND THE GUARANTEE ARE JUNIOR TO ITS PAYMENT OBLIGATIONS UNDER ITS SENIOR DEBT.

    Because of the subordinated nature of the guarantee and the debentures, Pogo
Producing:

    - will not be permitted to make any payments of principal, including redemption payments, or interest on the debentures if it defaults on its senior debt, as described under "Description of the Junior Subordinated Debt Securities--Subordination" in the prospectus

    - will not be permitted to make payments on the guarantee if it defaults on any of its other liabilities, including senior debt, other than liabilities that are equal or subordinate to the guarantee by their terms as described under "Description of the Guarantees--Status of the Guarantee" in the prospectus

    - must pay all of its senior debt before it makes payments on the guarantee or the debentures if it becomes bankrupt, liquidates or dissolves

    The QUIPS, the guarantee, and the debentures do not limit the ability of Pogo Producing or its subsidiaries to incur additional indebtedness, including indebtedness that ranks senior to the debentures and the guarantee. As of March 31, 1999, Pogo Producing had approximately $435,000,000 of senior debt.

THE DEBENTURES WILL BE EFFECTIVELY SUBORDINATED TO OBLIGATIONS OF POGO PRODUCING'S SUBSIDIARIES.

    The debentures will be effectively subordinated to all indebtedness and other obligations of Pogo Producing's subsidiaries. Those subsidiaries are separate legal entities and have no obligation to pay, or make funds available for the payment of, any amounts due on the debentures, the QUIPS or the guarantee. At March 31, 1999, Pogo Producing's subsidiaries had total combined assets of $443,353,000, net of receivables to Pogo Producing, and liabilities of $59,651,000, exclusive of net payables to Pogo Producing. In addition, as of March 31, 1999, Pogo Producing's subsidiary, Thaipo Limited, had contingent liabilities totaling $181,654,000 related to long-term leases of a floating production and offloading system and a floating storage system that are used on its concession in the Gulf of Thailand.

THE GUARANTEE ONLY GUARANTEES PAYMENTS ON THE QUIPS IF THE TRUST HAS CASH AVAILABLE.

    If Pogo Producing fails to make payments on the debentures, the trust will not be able to make the related distribution, redemption or liquidation payments on the QUIPS. In those circumstances, you will not be able to rely upon the guarantee for payments of those amounts.

    Instead, if Pogo is in default under the debentures you may:

    - rely on the property trustee of the trust to enforce the trust's rights under the debentures, or

    - directly sue Pogo Producing or seek other remedies to collect your pro rata share of payments owed

POGO PRODUCING'S RIGHT TO DEFER INTEREST PAYMENTS ON THE DEBENTURES HAS TAX CONSEQUENCES FOR YOU.

    Pogo Producing can, on one or more occasions, defer interest payments on the debentures for up to 20 consecutive quarterly periods unless an event of default under the debentures has occurred and is continuing. Pogo Producing, however, cannot defer interest payments beyond the earlier of the maturity date of the
debentures, which is              , 2029 or the date on which the debentures are
redeemed. If Pogo Producing defers interest payments on the debentures, the trust will also defer distribution payments on the QUIPS and the common securities. During a deferral period, distributions will continue to accumulate on the QUIPS and the common securities. Also, additional distributions will
accumulate on any deferred distributions at an annual rate of   % to the extent
permitted by law.

    If Pogo Producing defers payments of interest on the debentures, you will be required to accrue interest income, as original issue discount, for the deferred interest allocable to your share of QUIPS for United States federal income tax purposes. As a result, you will include that income in gross income for United States federal income tax purposes prior to your receipt of any cash distributions. In addition, you will not receive cash from the trust related to that income if you sell your QUIPS prior to the record date on which those distributions are made. YOU SHOULD CONSULT WITH YOUR OWN TAX ADVISOR REGARDING THE TAX CONSEQUENCES OF AN INVESTMENT IN THE QUIPS. Please read "Federal Income Tax Consequences" for more information regarding the tax consequences of holding and selling the QUIPS.

POGO PRODUCING'S RIGHT TO DEFER INTEREST PAYMENTS ON THE DEBENTURES MAY AFFECT THE MARKET PRICE OF THE QUIPS.

    If Pogo Producing defers interest payments on the debentures in the future, the market price of the QUIPS may not fully reflect the value of accrued but unpaid interest on the debentures. If you sell QUIPS during a deferral period, you may not receive the same return on investment as someone who continues to hold QUIPS. In addition, Pogo Producing's right to defer interest payments on the debentures may mean that the market price for the QUIPS will be more volatile than other securities that are not subject to these rights.

THE TRUST MAY REDEEM THE QUIPS WITHOUT YOUR CONSENT IF SPECIFIED TAX CHANGES OCCUR RELATING TO NON-DEDUCTIBILITY OF INTEREST PAYMENTS ON THE DEBENTURES OR IF THE TRUST IS AT RISK OF BEING REQUIRED TO REGISTER AS AN INVESTMENT COMPANY.

    If specified tax changes occur relating to the non-deductibility of interest payments on the debentures or if the trust is at risk of being required to register as an investment company under the Investment Company Act of 1940, as more fully described under "Description of the QUIPS-- Special Event Redemption" on page S-26 of this prospectus supplement, Pogo Producing may redeem all of the debentures. The redemption price you would receive in such an event may vary, but will not be less than 100% of the principal amount, plus accrued and unpaid interest. If that happens, the trust will use the cash it receives from the redemption of the debentures to redeem the QUIPS and the common securities.

POGO PRODUCING MAY CAUSE THE QUIPS TO BE REDEEMED ON OR AFTER              ,
2002 WITHOUT YOUR CONSENT.

    Pogo Producing may redeem all or some of the debentures at its option at any
time on or after              , 2002. The redemption price you would receive in
such an event may vary, but will not be less than 100% of the principal amount to be redeemed plus any accrued and unpaid interest. Please read "Description of the QUIPS--Optional Redemption," on page S-29 of this prospectus supplement. You should assume that Pogo Producing will exercise its redemption option if it is able to refinance the debentures at a lower interest rate or if it is otherwise in the interest of Pogo Producing to redeem the debentures. If a redemption occurs, the trust will use the cash it receives from the redemption of the debentures to redeem an equivalent amount of QUIPS and common securities on a pro rata basis.

POGO PRODUCING CAN SHORTEN THE STATED MATURITY OF THE DEBENTURES WITHOUT YOUR CONSENT.

    Pogo Producing may shorten the stated maturity of the debentures to as early
as       , 2014 if specified tax changes relating to non-deductibility of interest payments on the debentures occur, as more fully described under "Description of the Debentures--Pogo Producing's Right to Shorten Maturity." If that happens, the trust will redeem all of the QUIPS and the common securities when the debentures are paid upon their new maturity date.

DISTRIBUTION OF THE DEBENTURES TO YOU MAY HAVE ADVERSE TAX AND OTHER CONSEQUENCES FOR YOU.

    Pogo Producing may terminate the trust at any time. If that happens, the trust will redeem the QUIPS and the common securities by distributing the debentures to you and Pogo Producing, as holder of the common securities, on a pro rata basis.

    Under current United States federal income tax laws, a distribution of debentures on the dissolution of the trust would not be a taxable event to you. Nevertheless, if the trust is classified for United States federal income tax purposes as a corporation at the time it is dissolved, the distribution of the debentures would be a taxable event to you. In addition, if there is a change in law, a distribution of debentures on the dissolution of the trust could also be a taxable event to you.

    Pogo Producing has no current intention of terminating the trust and causing the distribution of the debentures. However, there are no restrictions on its ability to do so at any time. Pogo Producing anticipates that it would consider exercising this right if expenses associated with maintaining the trust were substantially greater than currently expected.

    Pogo Producing cannot predict the market prices for the debentures that may be distributed. Accordingly, the debentures you receive on a distribution, or the QUIPS you hold pending that distribution, may trade at a discount to the price you paid to purchase the QUIPS.

    Because you may receive debentures, you should make an investment decision about the debentures in addition to the QUIPS. You should carefully review all the information regarding the debentures contained in this prospectus supplement and the prospectus.

TRADING PRICES OF THE QUIPS MAY NOT REFLECT THE VALUE OF ACCRUED BUT UNPAID INTEREST ON THE DEBENTURES.

    The QUIPS are a new series of securities with no established trading market. The QUIPS may trade at a price that does not fully reflect the value of accrued but unpaid interest on the underlying debentures. For tax purposes if you dispose of your QUIPS between record dates for payments of distributions you will be required to:

    - include accrued but unpaid interest on the debentures through the date of disposition in your gross ordinary income as original issue discount, and

    - add that amount to your adjusted tax basis in your pro rata share of the underlying debentures that you are deemed to have disposed of.

Accordingly, you will recognize a capital loss to the extent the selling price, which may not fully reflect the value of accrued but unpaid interest, is less than your adjusted tax basis, which will include accrued but unpaid interest. In most instances, capital losses cannot be applied to offset ordinary income for United States federal income tax purposes.

WE CANNOT ASSURE YOU THAT AN ACTIVE TRADING MARKET FOR THE QUIPS WILL DEVELOP.

    Prior to this offering, there has been no public market for the QUIPS. The underwriters currently plan to make a market in the QUIPS. However, we cannot assure you that the underwriters will engage in those activities or that an active trading market for the QUIPS will develop or be sustained. If a market were to develop, the QUIPS could trade at prices that may be higher or lower than their offering price depending upon many factors, including:

    - prevailing interest rates,

    - Pogo Producing's operating results, and

    - the markets for similar securities.

YOU WILL HAVE LIMITED VOTING RIGHTS AS A HOLDER OF QUIPS.

    As a holder of QUIPS, you will have limited voting rights relating only to the modification of the QUIPS and, in specified circumstances, the exercise of the trust's rights as holder of the debentures and the guarantee. Only Pogo Producing can replace or remove any of the trustees or increase or decrease the number of trustees.

POGO PRODUCING MAY NOT BE ABLE TO PAY DIVIDENDS ON ITS COMMON STOCK INTO WHICH YOUR QUIPS MAY BE CONVERTED.

    Pogo Producing has no obligation to pay dividends on its common stock into which your QUIPS may be converted. The declaration and payment of dividends on Pogo Producing common stock is subject to, and will depend upon, among other things:

    - Pogo Producing's future earnings and financial condition, liquidity and capital requirements

    - Pogo Producing's ability to pay dividends under its bank credit agreement and senior subordinated notes indentures

    - the general economic and regulatory climate

    - other factors deemed relevant by Pogo Producing's Board of Directors

    Pogo Producing's bank credit agreement and senior subordinated notes indentures prohibit it from paying any dividends on its capital stock if the aggregate amount of all dividends and stock repurchases and redemptions it has paid exceed an amount determined based on Pogo Producing and its subsidiaries' consolidated income plus the proceeds of new capital stock. In addition, the revolving credit agreement provides that Pogo Producing may not pay dividends on its common stock if its net worth is negative. As of March 31, 1999, $8,819,000 was available to Pogo Producing for dividend payments under its most restrictive dividend payment limitations.

                                USE OF PROCEEDS

    The trust will invest all of the proceeds from the sale of the QUIPS in the debentures. Pogo Producing anticipates that the net proceeds from the sale of
the debentures will be approximately $         , after deducting expenses of the
offering payable by Pogo Producing. If the underwriters exercise their over-allotment option, the total net proceeds to Pogo Producing will be
$         . Pogo Producing will use the net proceeds to reduce amounts outstanding under its revolving credit agreement and uncommitted credit lines. As of May 13, 1999, these amounts totaled $83,980,000 and bore interest at a floating rate that averaged approximately 6.4%. The remaining net proceeds from the sale of the debentures will be used for working capital and general corporate purposes. Pogo Producing expects to borrow additional amounts under its credit agreement and other senior debt arrangements from time to time to fund capital expenditures and for other general corporate purposes.

                        CAPITALIZATION OF POGO PRODUCING

    The following table shows the consolidated cash and capitalization of Pogo Producing and its subsidiaries at March 31, 1999. The table also reflects adjustments for the issuance of the QUIPS and Pogo Producing's application of the net proceeds from the sale of the debentures to the trust as described under "Use of Proceeds" assuming the transaction had occurred on March 31, 1999. You should read it together with the detailed information and financial statements of Pogo Producing included in the documents incorporated in the prospectus by reference. See "Where You Can Find More Information" in the prospectus.

                                                                                              MARCH 31, 1999
                                                                                         -------------------------
                                                                                           ACTUAL     AS ADJUSTED
                                                                                         -----------  ------------

                                                                                              (IN THOUSANDS)
                                                                                                (UNAUDITED)
Cash and cash investments..............................................................  $     9,419   $   35,952
                                                                                         -----------  ------------
                                                                                         -----------  ------------

Long-term debt, including current portion
  Credit Agreement indebtedness........................................................  $    58,000   $       --
  Uncommitted credit lines with banks..................................................        1,000           --
  Banker's acceptance loans............................................................       10,967           --
  8 3/4% Senior Subordinated Notes due 2007                                                  100,000      100,000
  10 3/8% Senior Subordinated Notes due 2009                                                 150,000      150,000
  5 1/2% Convertible Subordinated Notes due 2006                                             115,000      115,000
                                                                                         -----------  ------------
Total long-term debt...................................................................      434,967      365,000
                                                                                         -----------  ------------
Minority Interest:
  Company-obligated mandatorily redeemable convertible preferred securities of a
    subsidiary trust...................................................................           --      100,000
                                                                                         -----------  ------------
Shareholders' equity:
  Preferred stock, $1 par value; 2,000,000 shares authorized; no shares issued.........           --           --
  Common stock, $1 par value; 100,000,000 shares authorized; 40,156,636 shares
    issued.............................................................................       40,156       40,156
  Additional capital...................................................................      290,697      290,697
  Retained earnings (deficit)..........................................................      (66,491)     (66,491)
  Treasury stock (15,575 shares) and other, at cost....................................       (1,417)      (1,417)
                                                                                         -----------  ------------
  Total shareholders' equity...........................................................      262,945      262,945
                                                                                         -----------  ------------
    Total capitalization (including current maturities)................................  $   697,912   $  727,945
                                                                                         -----------  ------------
                                                                                         -----------  ------------

                       ACCOUNTING TREATMENT OF THE QUIPS

    The trust will be treated as a subsidiary of Pogo Producing for financial reporting purposes. Accordingly, the accounts of the trust will be included in the consolidated financial statements of Pogo Producing. Pogo Producing will account for the QUIPS in its consolidated balance sheets as a separate line item under Minority Interests entitled "Company-obligated mandatorily redeemable convertible preferred securities of a subsidiary trust." Pogo Producing will also include appropriate disclosures about the QUIPS, the debentures and the guarantee in the notes to its consolidated financial statements. For financial reporting purposes, Pogo Producing will record distributions payable on the QUIPS as a non-operating expense on its consolidated statements of income.

                   PRICE RANGE OF POGO PRODUCING COMMON STOCK

    Pogo Producing's common stock is traded on the New York Stock Exchange and the Pacific Stock Exchange under the symbol "PPP."

    The following table shows the range of low and high sales prices of Pogo Producing's common stock on the New York Stock Exchange Composite Transaction Reporting System.

                                              LOW         HIGH
                                           ---------    ---------
1997
1st Quarter.............................   $33 3/8      $49 7/8
2nd Quarter.............................    33 1/2       41 3/8
3rd Quarter.............................    37 7/8       45 3/8
4th Quarter.............................    27           44 9/16

1998
1st Quarter.............................    26 1/2       34
2nd Quarter.............................    21 1/2       34 11/16
3rd Quarter.............................    11 5/8       25 7/8
4th Quarter.............................     9 13/16     17 1/8

1999
1st Quarter.............................     8 15/16     14 1/2
2nd Quarter (through May 13, 1999)......    11 15/16     21 3/8

    The closing price per share of Pogo Producing common stock, as reported on the New York Stock Exchange Composite Transaction Reporting System for May 13, 1999, was $19 1/2. At May 7, 1999, there were 40,141,061 shares of Pogo Producing common stock outstanding, held by 3,284 shareholders of record.

                          DESCRIPTION OF POGO TRUST I

    The trust is a statutory business trust created under the Delaware Business Trust Act on March 18, 1999. The trust was created pursuant to a declaration of trust among the trust's initial trustees and Pogo Producing and the filing of a certificate of trust with the Secretary of State of the State of Delaware. The declaration of trust will be amended and restated in its entirety as of the date the trust initially issues the QUIPS. The declaration of trust has been qualified as an indenture under the Trust Indenture Act of 1939, as amended.

    The trust will have five trustees. Three of them, referred to as regular trustees, will be officers of Pogo Producing. Wilmington Trust Company will serve as the trust's property trustee and Delaware trustee.

    The trust exists for the purposes of:

    - issuing the QUIPS,

    - issuing the common securities to Pogo Producing,

    - investing the gross proceeds from the sale of the QUIPS and the common securities in the debentures, and

    - engaging in only such other activities as are necessary, convenient or incidental or are specifically authorized in the declaration of trust.

    The holders of the QUIPS sold in this offering will own all of the trust's issued and outstanding QUIPS. Pogo Producing will own all of the trust's common securities. The common securities will represent common undivided beneficial interests in the assets of the trust with an aggregate liquidation amount equal to at least 3% of the total capital of the trust.

    Pogo has agreed to pay for all of the trust's debts and obligations, other than with respect to the QUIPS and the common securities. Pogo has also agreed to pay for all of the trust's costs and expenses including:

    - trustee's fee and expenses, and

    - any taxes to which the trust may become subject, except for United States withholding taxes.

    The address of the principal office of the trust is c/o Pogo Producing Company, 5 Greenway Plaza, Suite 2700, Houston, Texas 77046, and its telephone number is (713) 297-5000.

                            DESCRIPTION OF THE QUIPS

    The trust will issue the QUIPS pursuant to the terms of the declaration of trust. Wilmington Trust Company, as property trustee, will act as the indenture trustee under the declaration of trust for purposes of the Trust Indenture Act. The terms of the QUIPS include those stated in the declaration of trust and those made part of the declaration of trust by the Trust Indenture Act and the Delaware Business Trust Act. Pogo Producing has summarized selected provisions of the declaration of trust and the QUIPS below. This summary supplements the description of the general terms and provisions of the QUIPS provided in the "Description of the Preferred Securities" section of the prospectus and is not complete. For a complete description of the QUIPS, we encourage you to read this prospectus supplement, the prospectus and the declaration of trust. Pogo Producing has filed a form of the declaration of trust with the SEC. Please read "Where You Can Find More Information" in the prospectus.

GENERAL

    The declaration of trust authorizes the trust to issue the QUIPS and the common securities. The QUIPS represent preferred undivided beneficial interests in the assets of the trust. The common securities represent common undivided beneficial interests in the assets of the trust. Pogo Producing will own all of the common securities. The QUIPS and the common securities rank PARI PASSU with each other and will generally have equivalent terms. However, the terms of the QUIPS and the common securities will differ in the following two respects:

    - if an event of default under the declaration of trust occurs and is continuing, the rights of the holders of the common securities to payments in respect of periodic distributions and payments upon liquidation, redemption or otherwise will be subordinated to the rights of the holders of the QUIPS, and

    - the holders of common securities will have the exclusive right to appoint, remove or replace the trustees and to increase or decrease the number of trustees.

    The trust may not:

    - issue any securities or other evidences of beneficial ownership of, or beneficial interests in, the trust other than the QUIPS and the common securities,

    - incur any indebtedness for borrowed money, or

    - make any investment other than in the debentures.

    The property trustee will own and hold the debentures as trust assets for the benefit of the holders of the QUIPS and the common securities. Pogo Producing will guarantee the payment of distributions and payments on redemption or liquidation of the trust on a subordinated basis, but only if, and to the extent, Pogo Producing has made corresponding payments on the debentures. Please read the "Description of the Guarantee" section in this prospectus supplement and the "Description of the Guarantees" section in the prospectus.

DISTRIBUTIONS

    If you purchase QUIPS, you will be entitled to receive cash distributions at
an annual rate of       % of the $50 liquidation amount per QUIPS. Distributions
are cumulative and will begin to accumulate on the date of the original issuance
of the QUIPS, which we expect to be           , 1999. Distributions will be
payable quarterly in arrears, on March 1, June 1, September 1 and December 1 of each year beginning September 1, 1999, unless Pogo Producing defers interest payments on the debentures.

    Distributions that are not paid for more than one calendar quarter will
accumulate additional distributions at an annual rate of       %, to the extent
permitted by law, compounded quarterly. We use the term "distributions" in this prospectus supplement and the prospectus to mean the periodic cash distributions and any additional distributions unless we state otherwise. The amount of distributions payable for any full quarterly period will be computed on the basis of a 360-day year of twelve 30-day months. The amount of distributions for any period shorter than a full quarterly period will be computed on the basis of the number of days elapsed per 90-day quarter.

    OPTION TO DEFER DISTRIBUTIONS

    Pogo Producing can, on one or more occasions, defer interest payments on the debentures for up to 20 consecutive quarterly periods unless an event of default with respect to the debentures has occurred and is continuing. Interest payments will not be due and payable on the debentures during a deferral period. Pogo Producing cannot, however, defer interest payments beyond the earlier of the
maturity date of the debentures, which is              , 2029 or the date on
which the debentures are redeemed.

    If Pogo Producing defers interest payments on the debentures, the trust will also defer distribution payments on the QUIPS and the common securities. Distributions will continue to accumulate on the QUIPS and the common securities
at an annual rate of   % of the liquidation amount of $50 per QUIPS or common
security during a deferral period. Also, additional cash distributions will
accumulate on any deferred distributions at an annual rate of       % per annum,
compounded quarterly. However, additional distributions will only accumulate to the extent permitted by applicable law but not at a rate greater than the rate at which interest is then accruing on the debentures. Pogo Producing will be subject to restrictions during a deferral period on its ability to pay dividends on its capital stock or to make payments on other debt securities that are on a parity with or junior to the debentures. Please read the "Description of the Debentures-- Option to Extend Interest Payment Period" section of this prospectus supplement. Pogo Producing does not currently intend to defer interest payments on the debentures.

    Pogo Producing may extend a deferral period, but not for more than 20 consecutive quarterly interest periods. Once Pogo Producing makes all interest payments due on the debentures, including any additional interest, it can commence a new deferral period, subject to the same limitations. Pogo Producing may also prepay all or any portion of the interest accrued during a deferral period at any time. Consequently, there could be multiple deferral periods of varying lengths throughout the term of the debentures. Please read "Pogo Producing's right to defer interest payments on the debentures has tax consequences for you" and "Pogo Producing's right to defer interest payments on the debentures may affect the market price of the QUIPS" in the "Risk Factors"
section in this prospectus supplement and the "Description of the Debentures-- Interest" and "--Option to Extend Interest Payment Period" sections in this prospectus supplement.

    PAYMENT OF DISTRIBUTIONS

    The trust will pay distributions on the QUIPS on the distribution payment dates to the extent that the property trustee has cash on hand to permit such payments. The property trustee will maintain such cash in a segregated non-interest bearing bank account referred to as the "property account." The only funds the property trustee will have to distribute to the holders of the QUIPS will be from payments received on the debentures. If Pogo Producing does not make interest payments on the debentures, the property trustee will not make distributions on the QUIPS. If and to the extent Pogo Producing makes interest payments on the debentures, the property trustee will be obligated to make distributions on the QUIPS and the common securities on a pro rata basis. Pogo Producing will guarantee the payment of distributions and other payments on the QUIPS on a subordinated basis, but only if, and to the extent, Pogo Producing has made corresponding payments on the debentures. Please read the "Description of the Guarantee"
section in this prospectus supplement and the "Description of the Guarantees"
section in the prospectus.

    METHOD OF PAYMENT OF DISTRIBUTIONS

    The trust will pay distributions to the holders of the QUIPS as they appear on the books and records of the trust on the relevant record dates. As long as the QUIPS remain in book-entry form, the relevant record date will be one business day prior to the relevant distribution payment date.

    If the trust fails to punctually pay distributions on the QUIPS on any distribution payment date as a result of Pogo Producing's failure to make the corresponding interest payments on the debentures, the distributions will no longer be payable to the registered holders of the QUIPS on the relevant record date for the QUIPS. The trust will instead pay any such defaulted distribution payments to the registered holders of the QUIPS on a special record date set by the regular trustees. The special record date will correspond to the special record date or other specified date for determining payment of the accrued interest payments on the debentures. Distributions will not be payable on any distribution payment date falling within a deferral period unless Pogo Producing has elected to make a full or partial payment of interest accrued on the debentures on such distribution payment date.

    The property trustee will pay distributions on the QUIPS out of payments received on the debentures and held in the property account for the benefit of the holders of the QUIPS and the common securities. Subject to any applicable laws and regulations and the provisions of the declaration of trust, each such payment will be made as described under the "--Book-Entry Only Issuance--The Depository Trust Company" section in this prospectus supplement.

    If the QUIPS do not remain in book-entry form, the relevant record dates will be the fifteenth day of the month prior to the relevant distribution payment date. The payment dates and record dates for the QUIPS will be the same as the payment dates and record dates for the debentures. The trust will pay all distributions on the QUIPS and the common securities on a pro rata basis to the holders of the QUIPS and the common securities. If a distribution payment date is not a business day, the trust will make the distributions on the next succeeding day that is a business day, without any interest or other payment due to such delay, except that, if such business day is in the next succeeding calendar year, the trust will make the distributions on the immediately preceding business day. In each case distributions will be made with the same force and effect as if the trust made the distributions on the date they were originally payable. "Business day" means any day other than a Saturday or Sunday or a day on which banking institutions in the Borough of Manhattan, the City and State of New York, New York or Dallas, Texas are authorized or required by law to close.

CONVERSION RIGHTS

    GENERAL

    Holders of the QUIPS may convert them into Pogo Producing common stock at any time before the earlier of:

    - the close of business on              , 2029 or,

    - in the case of QUIPS called for redemption, the close of business on the business day prior to the redemption date

    Holders of QUIPS may convert them into common stock at an initial conversion
rate of       shares of Pogo Producing common stock for each QUIPS. This
conversion rate is equivalent to a conversion price of $      per share of Pogo
Producing common stock. The initial conversion rate is subject to adjustment as described below under "--Conversion Price Adjustments--General" and "--Conversion Price Adjustments--Merger, Consolidation or Sale of Assets of Pogo Producing."

    Whenever Pogo Producing issues shares of Pogo Producing common stock upon conversion of the QUIPS and Pogo Producing has in effect at such time a stockholder rights agreement under which holders of Pogo Producing common stock are issued rights entitling the holders under certain circumstances to purchase additional shares of Pogo Producing common stock or other capital stock of Pogo Producing, Pogo Producing will issue, together with each such share of Pogo Producing common stock, an appropriate number of rights. For a description of Pogo Producing's existing stockholder rights agreement, see "Description of Pogo Producing's Capital Stock" in the prospectus.

    Accrued distributions will not be paid on QUIPS that are converted into Pogo Producing common stock, except that holders of the QUIPS on a record date for a distribution will receive the distribution on the distribution date even though the QUIPS are converted after such record date but prior to the distribution date.

    If you wish to exercise your conversion right, you must surrender your QUIPS together with an irrevocable conversion notice to the property trustee, as conversion agent, or such other agent appointed for such purpose. The conversion agent will exchange your QUIPS for an equivalent amount of debentures and immediately convert the debentures into Pogo Producing common stock on your behalf. You may obtain copies of the required form of conversion notice from the conversion agent. If a book-entry system for the QUIPS is in effect, however, the procedures for converting QUIPS into shares of Pogo Producing common stock will differ. Please read the "--Book-Entry Only Issuance--The Depository Trust Company" section of this prospectus supplement.

    Pogo Producing will not issue any fractional shares of Pogo Producing common stock as a result of a conversion of QUIPS. Pogo Producing will pay cash in lieu of a fractional share of common stock. The cash payment will be based upon the closing price, as defined in the indenture, of Pogo Producing common stock on the date the QUIPS are surrendered for conversion, or, if such day is not a day on which any securities are traded on the national securities exchange or quotation system used to determine the closing price, on the next such trading day.

    CONVERSION PRICE ADJUSTMENTS, GENERAL

    The initial conversion price is subject to adjustment in certain events, including:

    - the issuance of Pogo Producing common stock as a dividend or other distribution on Pogo Producing common stock,

    - certain subdivisions and combinations of Pogo Producing common stock,

    - the issuance to all holders of Pogo Producing common stock of certain rights or warrants to purchase Pogo Producing common stock at less than the then current market price,

    - the distribution to all holders of Pogo Producing common stock of equity securities of Pogo Producing other than common stock, evidences of indebtedness of Pogo Producing and/or other assets, including securities, but excluding:

       -  any rights or warrants referred to in the prior bullet point,

       - any dividends payable solely in cash that may from time to time be fixed by the Board of Directors of Pogo Producing, and

       - any dividends or distributions of Pogo Producing common stock issued as a dividend or other distribution on Pogo Producing common stock,

    - distributions to all holders of Pogo Producing common stock, consisting of cash, excluding:

       - any cash dividends on Pogo Producing common stock to the extent that the aggregate cash dividends per share of Pogo Producing common stock in any consecutive 12-month period do not exceed the greater of (x) the amount per share of Pogo Producing common stock of the cash dividends paid on Pogo Producing common stock in the immediately preceding 12-month period, to the extent that such dividends for the immediately preceding 12-month period did not require an adjustment of the conversion price, and (y) 12.5% of the average of the daily closing prices of Pogo Producing common stock for the ten consecutive trading days immediately prior to the date of declaration of such dividend, and

       -  a redemption of any rights issued under a rights agreement;

provided, however, that no adjustment shall be made if such distribution would otherwise constitute a transaction, as defined below, and be reflected in a resulting adjustment described below, and

    - payment in respect of a tender or exchange offer, other than an odd-lot offer, made by Pogo Producing or any subsidiary of Pogo Producing for Pogo Producing common stock to the extent that the cash and value of any other consideration included in such payment per share of Pogo Producing common stock exceed by more than 10%, with any smaller excess being disregarded in computing the adjustment, the first reported sale price per share of Pogo Producing common stock on the trading day next succeeding the expiration time, as defined in the indenture, for such tender or exchange offer.

    If any adjustment is required to be made as a result of a distribution which is a dividend, such adjustment would be based upon the amount by which such distribution exceeds the amount of the dividend permitted to be excluded from adjustment. If an adjustment is required to be made as a result of a distribution which is not such a dividend, such adjustment would be based upon the full amount of such distribution. If an adjustment is required to be made, then such adjustment would be based upon the amount by which the aggregate consideration paid for the Pogo Producing common stock acquired in the tender or exchange offer exceeds 110% of the value of such shares based on the first reported sale price of Pogo Producing common stock on the trading day next succeeding the expiration time.

    An adjustment in the conversion price will not be required unless the adjustment would require a change of at least 1% in the conversion price then in effect. However, any adjustment that would otherwise be required to be made shall be carried forward and taken into account in any subsequent adjustment. If any action would require adjustment of the conversion price under more than one of the provisions described above, only one adjustment will be made and such adjustment will be the amount of adjustment that has the highest absolute value to the holders of the QUIPS.

    No adjustment of the conversion price will be made upon the issuance of any shares of Pogo Producing common stock under any present or future plan providing for the reinvestment of dividends or interest payable on securities of Pogo Producing. The investment of additional optional amounts in shares of Pogo Producing common stock under any such plan and the issuance of any shares of Pogo Producing common stock or options or rights to purchase such shares under any employee benefit plan or program of Pogo Producing or any of its subsidiaries or joint ventures or pursuant to any option, warrant, right or exercisable, exchangeable or convertible security outstanding as of the date of the debentures were first issued, will not be deemed to constitute an issuance of such Pogo Producing common stock or exercisable or exchangeable securities in respect of which an adjustment may be made.

    Pogo Producing from time to time may, to the extent permitted by law, reduce the conversion price by any amount for any period of at least 20 business days, in which case Pogo Producing will give at least 15 days' notice of such reduction to the holders of the debentures and the indenture trustee. In addition, Pogo Producing has the option to make such reductions in the conversion price, in addition to those set forth above, as Pogo Producing deems advisable to avoid or diminish any income tax to holders of Pogo Producing common stock resulting from any dividend or distribution of stock or issuance of rights or warrants to acquire stock or from any event treated as such for tax purposes or for any other reasons. Please read the "Federal Income Tax Consequences--Adjustment of Conversion Price" section in this prospectus supplement.

    CONVERSION PRICE ADJUSTMENTS, MERGER, CONSOLIDATION OR SALE OF ASSETS OF
     POGO PRODUCING

    In the event that Pogo Producing is a party to:

    - a merger (other than a merger that does not result in a reclassification, conversion, exchange or cancellation of Pogo Producing common stock), consolidation, sale of all or substantially all of the assets of Pogo Producing,

    - recapitalization or reclassification of common stock (other than a change in par value, or from par value to no par value, or from no par value to par value or as a result of a subdivision or combination of common stock), or

    - any compulsory share exchange

in each case, as a result of which shares of common stock shall be converted into the right to receive, or shall be exchanged for:

    - in the case of any transaction other than a transaction involving a Common Stock Fundamental Change (as defined below) (and subject to funds being legally available for such purpose under applicable law at the time of such conversion), securities, cash or other property, each QUIPS shall thereafter be convertible into the kind and, in the case of a transaction which does not involve a Fundamental Change (as defined below), amount of securities, cash and other property receivable upon the consummation of such transaction by a holder of that number of shares of common stock into which a QUIPS was convertible immediately prior to such transaction, or

    - in the case of a transaction involving a Common Stock Fundamental Change, common stock, each QUIPS shall thereafter be convertible (in the manner described herein) into common stock of the kind received by holders of common stock (but in each case after giving effect to any adjustment discussed below relating to a Fundamental Change if such transaction constitutes a Fundamental Change). The holders of QUIPS will have no voting rights with respect to any transaction described in this section.

    If any Fundamental Change occurs, then the conversion price in effect will be adjusted immediately after such Fundamental Change as described below. In addition, in the event of a Common Stock Fundamental Change, each QUIPS shall be convertible solely into common stock of the kind received by holders of common stock as a result of such Common Stock Fundamental Change.

    The conversion price in the case of any transaction involving a Fundamental Change will be adjusted immediately after such Fundamental Change such that:

    - in the case of a Non-Stock Fundamental Change (as defined below), the conversion price of the QUIPS will thereupon become the lower of:

       - the conversion price in effect immediately prior to such Non-Stock Fundamental Change, but after giving effect to any other prior adjustments effected pursuant to the preceding paragraphs, and

       - the result obtained by multiplying the greater of the Applicable Price (as defined below) or the then applicable Reference Market Price (as defined below) by a fraction, the numerator of which is $50 and the denominator of which is (x) the amount of the redemption price per QUIPS if the redemption date were the date of such Non-Stock Fundamental Change (or, for the period commencing on the first date of
         original issuance of the QUIPS and through         , 2000, and the
         twelve-month periods commencing         , 2000 and         , 2001, the
         product of         ,         and         , respectively, multiplied by
         $50) plus (y) any then accrued and unpaid distributions on one QUIPS;
         and

    - in the case of a Common Stock Fundamental Change, the conversion price of the QUIPS in effect immediately prior to such Common Stock Fundamental Change, but after giving effect to any other prior adjustments effected pursuant to the preceding paragraphs, will thereupon be adjusted by multiplying such conversion price by a fraction, the numerator of which is the Purchaser Stock Price (as defined below) and the denominator of which is the Applicable Price; PROVIDED, HOWEVER, that in the event of a Common Stock Fundamental Change in which (A) 100% of the value of the consideration received by a holder of common stock is common stock of the successor, acquiror, or other third party (and cash, if any, is paid only with respect to any fractional interests in such common stock resulting from such Common Stock Fundamental Change) and (B) all common stock will have been exchanged for, converted into, or acquired for common stock (and cash with respect to fractional interests) of the successor, acquiror, or other third party, the conversion price of the QUIPS in effect immediately prior to such Common Stock Fundamental Change will thereupon be adjusted by multiplying such conversion price by a fraction the numerator of which is one and the denominator of which is the number of shares of common stock of the successor, acquiror, or other third party received by a holder of one share of common stock as a result of such Common Stock Fundamental Change.

    In the absence of the Fundamental Change provisions, in the case of a transaction each QUIPS would become convertible into the securities, cash, or property receivable by a holder of the number of shares of common stock into which such QUIPS was convertible immediately prior to such Transaction. A failure to apply the Fundamental Change conversion price adjustments described above could substantially lessen or eliminate the value of the conversion privilege associated with the QUIPS. For example, if Pogo were acquired in a cash merger, each QUIPS would become convertible solely into cash and would no longer be convertible into securities whose value would vary depending on the future prospects of Pogo Producing and other factors.

    The foregoing conversion price adjustments are designed, in some circumstances, to reduce the conversion price that would be applicable in Fundamental Change transactions where all or substantially all the common stock is converted into securities, cash, or property and not more than 50% of the value received by the holders of common stock consists of stock listed or admitted for listing subject to notice of issuance on the NYSE or a national securities exchange or quoted on the Nasdaq National Market (a Non-Stock Fundamental Change, as defined below). Such reduction would result in an increase in the amount of the securities, cash, or property into which each QUIPS is convertible over that which would have been obtained in the absence of such conversion price adjustments.

    In a Non-stock Fundamental Change transaction where the initial value received per share of common stock (measured as described in the definition of Applicable Price below) was lower than the then applicable conversion price of a QUIPS but greater than or equal to the Reference Market Price, the conversion price will be adjusted as described above with the effect that each QUIPS will be convertible into securities, cash or property of the same type received by the holders of common stock in the transaction but in an amount per QUIPS that would at the time of the transaction have had a value equal to the then applicable redemption price per QUIPS set forth below under "--Optional Redemption".

    In a Non-Stock Fundamental Change transaction where the initial value received per share of common stock (measured as described in the definition of Applicable Price) is lower than both the conversion price of a QUIPS in effect prior to any adjustment described above and the Reference Market Price, the conversion price will be adjusted as described above but calculated as though such initial value had been the Reference Market Price.

    In a Fundamental Change transaction where all or substantially all the common stock was converted into securities, cash, or property and more than 50% of the value received by the holders of common stock consists of listed or Nasdaq National Market traded common stock (a Common Stock Fundamental Change, as defined below), the foregoing adjustments are designed to provide in effect that (a) where common stock is converted partly into such common stock and partly into other securities, cash, or property, each QUIPS will be convertible solely into a number of shares of such common stock determined so that the initial value of such shares (measured as described in the definition of "Purchaser Stock Price" below) equals the value of the shares of common stock into which such QUIPS was convertible immediately before the transaction (measured as described above) and (b) where common stock is converted solely into such common stock, each QUIPS will be convertible into the same number of shares of such common stock receivable by a holder of the number of shares of common stock into which such QUIPS was convertible immediately before such Transaction.

    The term "Applicable Price" means (i) in the case of a Non-Stock Fundamental Change in which the holders of the common stock received only cash, the amount of cash received by the holder of one share of common stock and (ii) in the event of any other Non-Stock Fundamental Change or any Common Stock Fundamental Change, the average of the Closing Prices (as defined below) for the common stock during the ten trading days prior to and including the record date for the determination of the holders of common stock entitled to receive such securities, cash, or other property in connection with such Non-Stock Fundamental Change or Common Stock Fundamental Change or, if there is no such record date, the date upon which the holders of the common stock shall have the right to receive such securities, cash, or other property (such record date or distribution date being hereinafter referred to as the "Entitlement Date"), in each case as adjusted in good faith by Pogo Producing to appropriately reflect any of the events referred to under "--Conversion Price Adjustments, General."

    The term "Closing Price" means on any day the reported last sale price on such day or in case no sale takes place on such day, the average of the reported closing bid and asked prices in each case on the New York Stock Exchange Consolidated Transactions Tape or, if the stock is not listed or admitted to trading on the New York Stock Exchange, on the principal national securities exchange on which such stock is listed or admitted to trading or, if not listed or admitted to trading on any national securities exchange, the average of the closing bid and asked prices as furnished by any New York Stock Exchange member firm selected by the indenture trustee for that purpose.

    The term "Common Stock Fundamental Change" means any Fundamental Change in which more than 50% of the value (as determined in good faith by the Board of Directors of Pogo Producing) of the consideration received by holders of common stock consisted of common stock that for each of the ten consecutive trading days prior to the Entitlement Date had been admitted for listing or admitted for listing subject to notice of issuance on a national securities exchange or quoted on the The Nasdaq National Market; PROVIDED, HOWEVER, that a Fundamental Change shall not be a Common Stock Fundamental Change unless either:

    - Pogo Producing continues to exist after the occurrence of such Fundamental Change and the outstanding QUIPS continue to exist as outstanding QUIPS, or

    - not later than the occurrence of such Fundamental Change, the outstanding debentures are converted into or exchanged for debentures of a corporation succeeding to the business of Pogo Producing, which debentures have terms substantially similar to those of the debentures.

    The term "Fundamental Change" means the occurrence of any transaction or event in connection with a plan pursuant to which all or substantially all of the common stock was exchanged for, converted into, acquired for, or constitute solely the right to receive securities, cash, or other property (whether by means of an exchange offer, liquidation, tender offer, consolidation, merger, combination, reclassification, recapitalization, or otherwise), provided, that in the case of a plan involving more than one such transaction or event, for purposes or adjustment of the conversion price, such Fundamental Change shall be deemed to have occurred when substantially all of the common stock shall be exchanged for, converted into, or acquired for or constitute solely the right to receive securities, cash, or other property, but the adjustment shall be based upon the consideration that a holder of common stock received in such transaction or event as a result of which more than 50% of the common stock shall have been exchanged for, converted into, or acquired for or constitute solely the right to receive securities, cash, or other property.

    The term "Non-Stock Fundamental Change" means any Fundamental Change other than a Common Stock Fundamental Change.

    The term "Purchaser Stock Price" means, with respect to any Common Stock Fundamental Change, the average of the Closing Prices for the common stock received in such Common Stock Fundamental Change for the ten consecutive trading days prior to and including the Entitlement Date, as adjusted in good faith by Pogo Producing to appropriately reflect any of the events referred to in "--Conversion Price Adjustments, General."

    The term "Reference Market Price" shall initially mean $     (which is an
amount equal to 66 2/3% of the reported last sales price for Pogo Producing
common stock on the New York Stock Exchange Consolidated Tape on       , 1999),
and in the event of any adjustment of the conversion price other than as a result of a Non-Stock Fundamental Change, the Reference Market Price shall also be adjusted so that the ratio of the Reference Market Price to the conversion price after giving effect to any such adjustment shall always be the same as the ratio of the initial Reference Market Price to the initial conversion price of the QUIPS.

    Conversions of the QUIPS may be effected by delivering them to the office of the conversion agent maintained for such purpose in the Borough of Manhattan, the City of New York.

    In certain circumstances, conversion price adjustments may result in constructive distributions that could be taxable as dividends under the Internal Revenue Code to holders of QUIPS. Please read the "Federal Income Tax Consequences--Adjustment of Conversion Price" section of this prospectus supplement.

SPECIAL EVENT REDEMPTION

    Pogo Producing may redeem all of the debentures if a tax event or an investment company event has occurred and is continuing. If Pogo Producing exercises this right the trust will redeem all of the QUIPS, and the common securities in the manner set forth below. Pogo Producing may exercise this right within 90 days following the occurrence of such tax event or investment company event.

    If a tax event occurs, Pogo Producing shall have the right to redeem the debentures for cash at the tax redemption price, plus accrued and unpaid interest thereon. After such a redemption, the trust will redeem QUIPS and common securities equal to the aggregate amount of the debentures redeemed at the tax redemption price plus accrued and unpaid distributions to the redemption date. The common securities will be redeemed on a pro rata basis with the QUIPS except that if an Event of Default under the declaration of trust has occurred, the QUIPS will have a priority over the common securities with respect to the tax redemption price. As used in this prospectus supplement,

    (1) if the redemption occurs prior to             , 2002, the tax redemption
       price will equal the greater of:

    - the principal amount of the debenture or the liquidation preference of the QUIPS,

    - the average of the market price of a QUIPS over the five trading days immediately before the day on which notice of the redemption is given, and

    - the market price of a QUIPS on the trading day immediately before the day on which notice of the redemption is given; or

    (2) if the redemption occurs on or after          , 2002, the tax redemption
       price will equal the principal amount of the debenture or the liquidation preference of the QUIPS.

    A tax event will occur if Pogo Producing and the regular trustees receive an opinion of counsel experienced in such matters to the effect that on or after the date of this prospectus supplement as a result of:

    - any amendment to, or change, including any announced prospective change, in, the laws, or any regulations thereunder, of the United States or any political subdivision or taxing authority thereof or therein,

    - any amendment to, or change in, an interpretation or application of any such laws or regulations by any legislative body, court, governmental agency or regulatory authority, including the enactment of any legislation or the publication of any judicial decision or regulatory determination,

    - any interpretation or pronouncement by any legislative body, court, governmental agency or regulatory authority that provides for a position with respect to such laws or regulations that differs from its previous position or a theretofore commonly accepted position, or

    - any action taken by any governmental agency or regulatory authority which amendment or change is enacted, promulgated, issued or announced or which interpretation or pronouncement is issued or announced or which action is taken, in each case on or after the date of this prospectus supplement, there is more than a remote risk that:

    - the trust is, or will be within 90 days of the date thereof, subject to United States federal income tax with respect to income accrued or received on the debentures,

    - the trust is, or will be within 90 days of the date thereof, subject to more than a DE MINIMIS amount of taxes, duties or other governmental charges, or

    - interest payable by Pogo Producing to the trust on the debentures is not, or within 90 days of the date thereof will not be, deductible by Pogo Producing for United States federal income tax purposes.

    An investment company event will occur if Pogo Producing and the regular trustees receive an opinion of counsel experienced in practice under the Investment Company Act that as a result of the occurrence of a change in law or regulation or a change in interpretation or application of law or regulation by any legislative body, court, governmental agency or regulatory authority, there is more than an insubstantial risk that the trust is or will be considered an "investment company" which is required to be registered under the Investment Company Act, which change becomes effective on or after the date of this prospectus supplement.

ADDITIONAL INTEREST

    If the trust is required to pay any taxes, duties, assessments or other governmental charges of any nature, other than withholding taxes, imposed by the Internal Revenue Service or any other taxing authority, then, Pogo Producing will pay such additional amounts on the debentures as shall be required so that the net amounts received and retained by the trust after paying any such taxes, duties, assessments or other governmental charges will be equal to the amounts the trust would have received had no such taxes, duties, assessments or other governmental charges been imposed. Such additional amounts are referred to as "additional interest."

DISTRIBUTION OF THE DEBENTURES

    Pogo Producing may dissolve the trust at any time and, after satisfaction of liabilities to creditors of the trust as provided by applicable law, cause the trust to distribute the debentures to the holders of the QUIPS and the common securities.

    If debentures are distributed to the holders of the QUIPS and the common securities upon the dissolution and liquidation of the trust, the debentures will be issued in denominations of $50 and integral multiples thereof. If the debentures are distributed to holders of the QUIPS and the common securities, we anticipate that the debentures will be distributed in the form of one or more global debt securities and The Depository Trust Company, or any successor depositary for the QUIPS, will act as depositary for the debentures. The depositary arrangements for the debentures will be substantially similar to those in effect for the QUIPS. None of Pogo Producing, the indenture trustee, or any paying agent or any other agent of Pogo Producing will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in a global debt security for such debentures or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

    For a description of the depository and the terms of the depository arrangements relating to payments, transfers, voting rights, redemption and other notices and other matters relating to the debentures, please read the "Description of the Debentures--Book-Entry and Settlement" section in this prospectus supplement.

    On the date the trust dissolves and the debentures are distributed to the holders of the QUIPS and the common securities:

    - the QUIPS, the guarantee and the common securities will no longer be outstanding, and

    - any certificates representing QUIPS will represent beneficial interests in debentures of an amount equal to the aggregate stated liquidation amount of, and bearing accrued and unpaid interest equal to accumulated and unpaid distributions on, such QUIPS and common securities, until such certificates are presented to Pogo Producing or its agent for transfer or reissuance.

    If the trust is dissolved and the debentures are distributed, the market price for the debentures will be uncertain. Accordingly, the debentures you receive upon dissolution and liquidation of the trust may trade at a discount to the price of the QUIPS exchanged. If the debentures are distributed to the holders of the QUIPS upon the dissolution of the trust, Pogo Producing will use its best efforts to list the debentures on the New York Stock Exchange or on such other exchange or automated quotation system on which the QUIPS are then listed.

OPTIONAL REDEMPTION

    Except as provided under "--Mandatory Redemption" below, the QUIPS may not
be redeemed by the trust prior to               , 2002.

    On and after such date, upon any permitted redemption by Pogo Producing of debentures, the QUIPS will, subject to the next succeeding sentence, be subject to redemption, in whole or in part, at the following percentages of the liquidation preference thereof plus accrued and unpaid distributions, if any, to the date fixed for redemption if redeemed during the twelve-month period
commencing               (              with regards to 2002) in each of the
following years indicated:

                                           REDEMPTION
YEAR                                         PRICE
----------------------------------------  ------------
2002....................................
2003....................................
2004....................................
2005....................................

                                           REDEMPTION
YEAR                                         PRICE
----------------------------------------  ------------

2006....................................
2007....................................
2008....................................
2009 and thereafter.....................         100%

    The trust may not redeem the QUIPS in any case unless all accrued and unpaid distributions have been paid in full on all outstanding QUIPS for all quarterly distribution periods terminating prior to and including the redemption date. If fewer than all the outstanding QUIPS are to be redeemed, the QUIPS to be so redeemed will be selected as described under "--Book-Entry Only Issuance--The Depository Trust Company."

    In the event Pogo Producing redeems the debentures in certain circumstances upon the occurrence of a tax event as described under "--Special Event Redemption," the QUIPS will be redeemed at the tax redemption price thereof together with accrued and unpaid distributions to, but excluding, the redemption date.

MANDATORY REDEMPTION

    The trust will promptly apply the proceeds from any repayment of the debentures, whether in whole or in part, at maturity, upon redemption or otherwise, to redeem on a pro rata basis the QUIPS and the common securities with an aggregate liquidation amount equal to the aggregate principal amount of the debentures so repaid or redeemed. The trust will make any such redemption upon not less than 30 nor more than 60 days' notice, at the applicable redemption price. The trust will redeem the common securities on a pro rata basis with the QUIPS, unless an event of default under the declaration of trust has occurred and is continuing. If an event of default occurs under the declaration of trust, the QUIPS will have a priority over the common securities with respect to payment of the redemption price. Subject to the foregoing, the trust will redeem the QUIPS and the common securities on a pro rata basis if fewer than all of the outstanding QUIPS and common securities are redeemed.

REDEMPTION PROCEDURES

    If the trust gives a redemption notice, which notice will be irrevocable, then, while the QUIPS are still in book-entry form, by 12:00 noon, New York City time, on the redemption date and provided that Pogo Producing has paid to the property trustee a sufficient amount of cash in connection with the related redemption or maturity of the debentures, the property trustee will irrevocably deposit with the depositary funds sufficient to pay the applicable redemption price and will give the depositary irrevocable instructions and authority to pay the redemption price to the holders of the QUIPS. Please read the "--Book-Entry Only Issuance--The Depository Trust Company" section in this prospectus supplement. If notice of redemption shall have been given and funds deposited as required, then, immediately prior to the close of business on the redemption date, distributions will cease to accumulate on the QUIPS called for redemption, such QUIPS will no longer be deemed to be outstanding and all rights of holders of such QUIPS so called for redemption will cease, except the right of the holders of such QUIPS to receive the redemption price, but without interest on such redemption price. Neither the trustees nor the trust shall be required to register or cause to be registered the transfer of any QUIPS which have been so called for redemption. If any date fixed for redemption of QUIPS is not a business day, then payment of the redemption price payable on such date will be made on the next succeeding day that is a business day, and without any interest or other payment in respect of any such delay, except that, if such business day falls in the next calendar year, such payment will be made on the immediately preceding business day, in each case with the same force and effect as if made on such date fixed for redemption. If payment of the redemption price in respect of QUIPS is improperly withheld or refused and not paid by the property trustee or by Pogo Producing pursuant to the guarantee, distributions on such QUIPS will continue to accumulate, from the original redemption date of the QUIPS to the date of payment, in which case the actual payment date will be considered the date fixed for redemption for purposes of calculating the redemption price.

    In the event that fewer than all of the outstanding QUIPS are to be redeemed, the QUIPS will be redeemed as described below under "--Book-Entry Only Issuance--The Depository Trust Company."

    If a partial redemption of the QUIPS would result in the delisting of the QUIPS by any national securities exchange or other organization on which the QUIPS are then listed or traded, Pogo Producing will redeem debentures only in whole and, as a result, under such circumstances the trust may redeem the QUIPS only in whole. Subject to the foregoing and applicable law, Pogo Producing or any of its subsidiaries may at any time and from time to time purchase outstanding QUIPS by tender, in the open market or by private agreement.

LIQUIDATION DISTRIBUTION UPON DISSOLUTION

    In the event of any voluntary or involuntary dissolution, winding-up or termination of the trust, the holders of the QUIPS and the common securities at the date of the dissolution, winding-up or termination of the trust, as the case may be, will be entitled to receive, on a pro rata basis solely out of the assets of the trust legally available for distribution to holders of QUIPS and common securities after satisfaction of liabilities to the creditors of the trust, an amount equal to the aggregate of the stated liquidation amount of $50 per QUIPS or common security plus accumulated and unpaid distributions thereon to the date of payment, unless, in connection with such dissolution, winding-up or termination, and after satisfaction of liabilities to the creditors of the trust, debentures, in an aggregate principal amount equal to the aggregate stated liquidation amount of such QUIPS and common securities and bearing accrued and unpaid interest in an amount equal to the accumulated and unpaid distributions on such QUIPS and common securities, shall be distributed on a pro rata basis to the holders of the QUIPS and the common securities in exchange therefor.

    If, upon any such dissolution, winding-up or termination, the liquidation distribution can be paid only in part because the trust has insufficient assets on hand legally available to pay in full the aggregate liquidation distribution, then the amounts payable directly by the trust on the QUIPS and the common securities shall be paid on a pro rata basis. The holders of the common securities will be entitled to receive liquidation distributions upon any such dissolution, winding-up or termination on a pro rata basis with the holders of the QUIPS, except that if an event of default under the declaration of trust has occurred and is continuing, the QUIPS will have a priority over the common securities with respect to the payment of the liquidation distribution.

    The trust will dissolve on the earlier of:

    -              , 2029, the expiration of the term of the trust,

    - when all of the QUIPS and common securities have been converted or called for redemption and the amounts necessary for redemption thereof have been paid to the holders of the QUIPS and the common securities in accordance with the terms of the QUIPS and the common securities,

    - when all of the debentures have been distributed to the holders of the QUIPS and the common securities in exchange for all of the QUIPS and the common securities in accordance with the terms of the QUIPS and the common securities, or

    - upon a decree of judicial dissolution.

MERGER, CONSOLIDATION OR AMALGAMATION OF THE TRUST

    The trust may not consolidate, convert into, amalgamate, merge with or into, or be replaced by, or convey, transfer or lease its properties and assets substantially as an entirety to, any corporation or other body, except as described below. The trust may, at the request of Pogo Producing, with the consent of the regular trustees and without the consent of the holders of the QUIPS and the common securities, the Delaware trustee or the property trustee, consolidate, convert into, amalgamate, merge with or into, or be replaced by, or convey, transfer or lease its properties and assets substantially as an entirety to, a trust organized as such under the laws of any State; provided, that:

    - such successor entity either:

       - expressly assumes all of the obligations of the trust under the QUIPS, the common securities and the declaration of trust, or

       - substitutes for the QUIPS and the common securities other securities having substantially the same terms as the QUIPS and the common securities, so long as the successor securities rank the same as the QUIPS and the common securities rank with respect to distributions and payments upon liquidation, redemption and otherwise,

    - Pogo Producing expressly appoints a trustee of such successor entity possessing the same powers and duties as the property trustee as the holder of the debentures,

    - the QUIPS are listed, or any successor securities will be listed upon notification of issuance, on any national securities exchange or with another organization on which the QUIPS are then listed or quoted,

    - such merger, conversion, consolidation, amalgamation, replacement, conveyance, transfer or lease does not cause the QUIPS, including any successor securities, or the debentures to be downgraded by any nationally recognized statistical rating organization,

    - such merger, conversion, consolidation, amalgamation, replacement, conveyance, transfer or lease does not adversely affect the rights, preferences and privileges of the holders of the QUIPS or the common securities, including any successor securities, in any material respect, other than with respect to any dilution of the holders' interest in the new entity,

    - such successor entity has purposes substantially identical to that of the trust,

    - prior to such merger, conversion, consolidation, amalgamation, replacement, conveyance, transfer or lease, Pogo Producing has received an opinion of counsel experienced in such matters to the effect that:

     - such merger, conversion, consolidation, amalgamation, replacement, conveyance, transfer or lease does not adversely affect the rights, preferences and privileges of the holders of the QUIPS and the common securities, including any successor securities, in any material respect, other than with respect to any dilution of the holders' interest in the new entity,

     - following such merger, conversion, consolidation, amalgamation, replacement, conveyance, transfer or lease, neither the trust nor such successor entity will be required to register as an investment company under the Investment Company Act, and

     - following such merger, conversion, consolidation, amalgamation, replacement, conveyance, transfer or lease, the trust or such successor entity will continue to be classified as a grantor trust for United States federal income tax purposes,

    - Pogo Producing or any other permitted successor or assignee owns all of the common securities of such successor entity and guarantees the obligations of such successor entity under the successor securities at least to the extent provided by the guarantee, and

    - there shall have been furnished to the property trustee an officers' certificate and an opinion of counsel relating to the satisfaction of all conditions precedent in the declaration of trust.

    Notwithstanding the foregoing, the trust will not, except with the consent of holders of 100% in liquidation amount of the QUIPS and the common securities, consolidate, amalgamate, merge with or into, convert into, or be replaced by or convey, transfer or lease its properties and assets as an entirety or substantially as an entirety to, any other entity or permit any other entity to consolidate, amalgamate, merge with or into, or replace it, if such consolidation, amalgamation, merger, conversion, replacement, conveyance, transfer or lease would cause the trust or the successor entity to be classified as other than a grantor trust for United States federal income tax purposes or would cause the holders of the QUIPS and the common securities not to be treated as owning an undivided interest in the debentures.

EVENTS OF DEFAULT UNDER THE DECLARATION OF TRUST

    An event of default under the indenture will constitute an event of default under the declaration of trust with respect to the QUIPS and the common securities; provided that pursuant to the declaration of trust, the holder of the common securities will be deemed to have waived any such event of default with respect to the common securities until all events of default with respect to the QUIPS have been cured, waived or otherwise eliminated. Until all such events of default with respect to the QUIPS have been so cured, waived or otherwise eliminated, the property trustee will be deemed to be acting solely on behalf of the holders of the QUIPS, and only the holders of the QUIPS will have the right to direct the property trustee with respect to certain matters under the declaration of trust and consequently under the indenture. In the event that any event of default with respect to the QUIPS is waived by the holders of the QUIPS as provided in the declaration of trust, the holders of common securities pursuant to the declaration of trust have agreed that such waiver also constitutes a waiver of such event of default with respect to the common securities for all purposes under the declaration of trust without any further act, vote or consent of the holders of the common securities.

    Upon the occurrence of an event of default under the indenture, the property trustee, subject to the limitations described below under "--Voting Rights," as the holder of all of the debentures will have the right under the indenture to declare the principal of and interest on the debentures to be immediately due and payable. In addition, the property trustee will, subject to the limitations described below under "--Voting Rights," have the right to direct the time, method and place of conducting any proceeding for any remedy available to the indenture trustee.

VOTING RIGHTS

    Except as provided below, under "--Modification and Amendment of the Declaration of Trust" below and "Description of the Guarantees--Amendments and Assignment" in the prospectus and as otherwise required by the Delaware Business Trust Act, the Trust Indenture Act and the declaration of trust, the holders of the QUIPS will have no voting rights.

    So long as any debentures are held by the property trustee, the trustees will not:

    - direct the time, method and place of conducting any proceeding for any remedy available to the indenture trustee or exercising any trust or power conferred on the indenture trustee with respect to the debentures,

    - waive non-payment defaults that are waivable under the indenture, or

    - exercise any right to rescind or annul a declaration of acceleration of the maturity of the principal of the debentures;

without, in each case, obtaining the prior approval of the holders of a majority in liquidation amount of all outstanding QUIPS and common securities. The trustees will not revoke any action previously authorized or approved by a vote of the holders of the QUIPS except by subsequent vote of such holders. The property trustee will notify each holder of the QUIPS of any notice of default with respect to the debentures. In addition to obtaining the foregoing approvals of such holders of the QUIPS and common securities, prior to taking any of the foregoing actions, the trustees will obtain an opinion of counsel experienced in such matters to the effect that for United States federal income tax purposes the trust will not be classified as other than a grantor trust on account of such action.

    If an event of default under the declaration of trust has occurred and is continuing, then the holders of a majority in liquidation amount of the QUIPS will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the property trustee or to direct the exercise of any trust or power conferred upon the property trustee under the declaration of trust, including the right to direct the property trustee to exercise the remedies available to it as a holder of the debentures. If the property trustee fails to enforce its rights under the debentures, a holder of the QUIPS, to the extent permitted by applicable law, may, after a period of 30 days has elapsed from such holder's written request to the property trustee to enforce such rights, institute a legal proceeding directly against Pogo Producing to enforce the property trustee's rights under the debentures without first instituting any legal proceeding against the property trustee or any other person or entity; provided further, that if an event of default under the declaration of trust has occurred and is continuing and such event is attributed to the failure of Pogo Producing to pay interest or principal on the debentures on the date such interest or principal is otherwise payable, or in the case of redemption, on the redemption date, then a holder of the QUIPS may directly institute a proceeding for enforcement of payment to such holder of the principal of or interest on the debentures having a principal amount equal to the aggregate liquidation amount of the QUIPS of such holder on or after the respective due date specified in the debentures. In connection with such direct action, Pogo Producing will be subrogated to the rights of such holder of the QUIPS to the extent of any payment made by Pogo Producing to such holders of the QUIPS in such direct action. Except as provided in the preceding sentences, the holders of the QUIPS will not be able to exercise directly any other remedy available to the holders of the debentures.

    A waiver of an event of default under the indenture by the property trustee at the direction of holders of the QUIPS will constitute a waiver of the corresponding event of default under the declaration of trust in respect of the QUIPS and the common securities.

    In the event the consent of the property trustee as the holder of the debentures is required under the indenture with respect to any amendment, modification or termination of the indenture or the debentures, the property trustee will request the written direction of the holders of the QUIPS and the common securities with respect to such amendment, modification or termination and shall vote with respect to such amendment, modification or termination as directed by a majority in liquidation amount of the QUIPS and the common securities voting together as a single class; provided, however, that where any such amendment, modification or termination under the indenture would require the consent or vote of holders of debentures representing a specified percentage greater than a majority in principal amount of the debentures, the property trustee may only vote with respect to that amendment, modification or termination as directed by the vote of holders of the QUIPS and common securities representing such specified percentage of the aggregate liquidation amount of the QUIPS and common securities; and, provided, further, that the property trustee will be under no obligation to take any action in accordance with the directions of the holders of the QUIPS and common securities unless the property trustee has received an opinion of counsel experienced in such matters to the effect that the trust will not be classified for United States federal income tax purposes as other than a grantor trust on account of such action.

    Any required approval or direction of holders of the QUIPS may be given at a separate meeting of holders of the QUIPS convened for such purpose, at a meeting of the holders of the QUIPS or common securities or pursuant to written consent. The regular trustees will cause a notice of any meeting at which holders of the QUIPS are entitled to vote, or of any matter upon which action by written consent of such holders is to be taken, to be mailed to each holder of record of the QUIPS. Each such notice will include a statement setting forth:

    - the date of such meeting or the date by which such action is to be taken,

    - a description of any resolution proposed for adoption at such meeting on which such holders are entitled to vote or of such matter upon which written consent is sought, and

    - instructions for the delivery of proxies or consents.

    No vote or consent of the holders of the QUIPS will be required for the trust to redeem and cancel the QUIPS or to distribute the debentures in accordance with the declaration of trust. Notwithstanding that holders of the QUIPS are entitled to vote or consent under any of the circumstances described above, any of the QUIPS at such time that are owned by Pogo Producing or by any affiliate of Pogo Producing will not be entitled to vote or consent and shall, for purposes of such vote or consent, be treated as if they were not outstanding.

    The procedures by which persons owning the QUIPS registered in the name of and held by DTC or its nominee may exercise their voting rights are described under "--Book-Entry Only Issuance--The Depository Trust Company" below.

    Holders of the QUIPS will have no rights to increase or decrease the number of trustees or to appoint, remove or replace a trustee, which rights are vested exclusively in the holders of the common securities at all times.

MODIFICATION AND AMENDMENT OF THE DECLARATION OF TRUST

    The declaration of trust may be modified and amended on approval of a majority of the regular trustees, provided, that if any proposed modification or amendment provides for, or the regular trustees otherwise propose to effect:

    - any action that would adversely affect the powers, preferences or special rights of the QUIPS or the common securities, whether by way of amendment to the declaration of trust, other than as described below, or otherwise; or

    - the dissolution, winding-up or termination of the trust other than pursuant to the terms of the declaration of trust;

then the holders of the outstanding QUIPS and the common securities as a single class will be entitled to vote on such amendment or proposal, and such amendment or proposal will not be effective except with the approval of at least a majority in liquidation amount of the QUIPS and the common securities, provided that if any amendment or proposal referred to above would adversely affect only the QUIPS or the common securities, then only the affected class will be entitled to vote on such amendment or proposal and such amendment or proposal will not be effective except with the approval of a majority in liquidation amount of such QUIPS or common securities.

    Notwithstanding the foregoing, no amendment or modification may be made to the declaration of trust:

    - unless the regular trustees shall have first received:

     - an officers' certificate from Pogo Producing that such amendment is permitted by, and conforms to, the terms of the declaration of trust, and

     - an opinion of counsel that such amendment is permitted by, and conforms to, the terms of the declaration of trust and that all conditions precedent, if any, in the declaration of trust to the execution and delivery of such amendment have been satisfied; and

    - to the extent the result of such amendment would be to

     - cause the trust to fail to continue to be classified for purposes of United States federal income taxation as a grantor trust,

     - reduce or otherwise adversely affect the powers of the property trustee in contravention of the Trust Indenture Act, or

     - cause the trust to be deemed to be an "investment company" required to be registered under the Investment Company Act.

    Certain specified provisions of the declaration of trust may not be amended without the consent of all of the holders of the QUIPS and the common securities including the distribution rate and conversion provisions. No amendment which adversely affects the rights, powers and privileges of the property trustee or the Delaware trustee may be made without the consent of the property trustee or Delaware trustee, respectively. Article 4 of the declaration of trust relating to the obligation of Pogo Producing to purchase the common securities and to pay certain obligations and expenses of the trust as described under "Description of Pogo Trust I" section in the prospectus supplement may not be amended without the consent of Pogo Producing. The rights of holders of common securities under
Article 5 of the declaration of trust to increase or decrease the number of, and to appoint, replace or remove trustees shall not be amended without the consent of each holder of common securities.

    The declaration of trust may be amended without the consent of the holders of the QUIPS and the common securities to:

    - cure any ambiguity,

    - correct or supplement any provision in the declaration of trust that may be defective or inconsistent with any other provision of the declaration of trust,

    - add to the covenants, restrictions or obligations of Pogo Producing,

    - conform to changes in, or a change in interpretation or application of certain Investment Company Act regulations by the SEC,

    - make any other provisions with respect to matters or questions arising under the declaration of trust which shall not be inconsistent with the other provisions of the declaration of trust,

    - modify, eliminate or add to any provisions of the declaration of trust to such extent as shall be necessary to ensure that the trust will be classified for United States federal income tax purposes as a grantor trust at all times that any QUIPS or common securities are outstanding or to ensure that the trust will not be required to register as an "investment company" under the Investment Company Act, and

    - evidence the acceptance of the appointment of a successor trustee or fill a vacancy created by an increase in the number of regular trustees,

    which amendment does not adversely affect in any material respect the rights, preferences or privileges of the holders of the QUIPS or the common securities.

BOOK-ENTRY ONLY ISSUANCE--THE DEPOSITORY TRUST COMPANY

    The Depository Trust Company will act as securities depositary for the QUIPS. The QUIPS will be issued only as fully registered securities registered in the name of DTC or its nominee. One or more fully-registered global QUIPS certificates, representing the total aggregate number of QUIPS, will be issued and will be deposited with DTC or pursuant to DTC's instructions.

    The laws of some jurisdictions require that certain purchasers of securities take physical delivery of securities in definitive form. Such laws may impair the ability to transfer beneficial interests in a global QUIPS.

    DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act. DTC holds securities that its participants ("Direct Participants") deposit with DTC. DTC also facilitates the settlement among Direct Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Direct Participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is owned by a number of its Direct Participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc., and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly ("Indirect Participants"). Direct Participants and Indirect Participants are collectively referred to herein as "Participants." The rules applicable to DTC and its Participants are on file with the SEC.

    Upon issuance of a QUIPS global certificate, DTC will credit on its book-entry registration and transfer system the number of QUIPS represented by such QUIPS global certificate to the accounts of institutions that have accounts with DTC. Ownership of beneficial interests in a QUIPS global certificate will be limited to Participants or persons that may hold interests through Participants. The ownership interest of each actual purchaser of each Preferred Security ("Beneficial Owner") is in turn to be recorded on the Direct and Indirect Participants' records. Beneficial Owners will not receive written confirmation from DTC of their purchases, but Beneficial Owners are expected to receive written confirmations providing details of the transactions, as well as periodic statements of their holdings, from the Direct or Indirect Participants through which the Beneficial Owners purchased QUIPS. Transfers of ownership interests in the QUIPS are to be accomplished by entries made on the books of Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in the QUIPS, except in the event that use of the book-entry system for the QUIPS is discontinued.

    DTC has no knowledge of the actual Beneficial Owners of the QUIPS; DTC's records reflect only the identity of the Direct Participants to whose accounts such QUIPS are credited, which may or may not be the Beneficial Owners. The Participants will remain responsible for keeping account of their holdings on behalf of their customers. So long as DTC, or its nominee, is the owner of a QUIPS global certificate, DTC or such nominee, as the case may be, will be considered the sole owner and holder of record of the QUIPS represented by such QUIPS global certificate for all purposes.

    Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

    While DTC is acting as the securities depository for the QUIPS, redemption notices will be sent by Pogo Producing and the trust directly to DTC. DTC will then inform the Direct Participants, who will then contact the Beneficial Owners. If less than all of the QUIPS are being redeemed, DTC's practice is to determine by lot the interest of each Direct Participant to be redeemed.

    Although voting with respect to the QUIPS is limited, in those instances in which a vote is required, neither DTC nor Cede & Co. will consent or vote with respect to QUIPS. Under its usual procedures, DTC would mail an Omnibus Proxy to the trust as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co.'s consenting or voting rights to those Direct Participants to whose accounts the QUIPS are credited on the record date (identified in a listing attached to the Omnibus Proxy).

    Distribution payments on the QUIPS represented by a QUIPS global certificate will be made by the property trustee to DTC. DTC's practice is to credit Direct Participants' accounts on the relevant payment date in accordance with their respective holdings shown on DTC's records unless DTC has reason to believe that it will not receive payments on such payment date. Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practices and will be the responsibility of such Participants and not of DTC, the trust or Pogo Producing, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of distributions to DTC is the responsibility of the trust, disbursement of such payments to Direct Participants is the responsibility of DTC, and disbursement of such payments to the Beneficial Owners is the responsibility of Direct and Indirect Participants.

    Except as provided herein, a Beneficial Owner will not be entitled to receive physical delivery of QUIPS. Accordingly, each Beneficial Owner must rely on the procedures of DTC to exercise any rights under the QUIPS.

    DTC may discontinue providing its services as securities depository with respect to the QUIPS at any time by giving reasonable notice to the trust. Under such circumstances, if a successor securities depository is not obtained, QUIPS certificates will be required to be printed and delivered. Additionally, the trust may decide to discontinue use of the system of book-entry transfers through DTC (or a successor depository). In that event, certificates for the QUIPS will be printed and delivered.

    Under the declaration of trust, payments made by the trust to DTC or its nominee will satisfy the trust's obligations under the declaration of trust, to the extent of the payments so made. Beneficial Owners will not be, and will not be considered by the trust to be, and will not have any rights as owners of QUIPS under the declaration of trust.

    THE TRUST, POGO PRODUCING AND THE TRUSTEES WILL HAVE NO RESPONSIBILITY OR OBLIGATION TO ANY DIRECT PARTICIPANT, INDIRECT PARTICIPANT OR ANY BENEFICIAL OWNER OR ANY OTHER PERSON NOT SHOWN ON THE REGISTRATION BOOKS OF THE TRUST AS BEING A REGISTERED OWNER WITH RESPECT TO: (1) THE ACCURACY OF ANY RECORDS MAINTAINED BY DTC OR ANY DIRECT PARTICIPANT OR INDIRECT PARTICIPANT, (2) THE PAYMENT OF ANY AMOUNT DUE BY DTC TO ANY DIRECT PARTICIPANT OR BY ANY DIRECT PARTICIPANT OR INDIRECT PARTICIPANT TO ANY BENEFICIAL OWNER IN RESPECT OF DISTRIBUTIONS, (3) THE DELIVERY OF ANY NOTICE BY DTC TO ANY DIRECT PARTICIPANT OR BY ANY DIRECT PARTICIPANT OR INDIRECT PARTICIPANT TO ANY BENEFICIAL OWNER THAT IS REQUIRED OR PERMITTED TO BE GIVEN TO REGISTERED OWNERS UNDER THE TERMS OF THE DECLARATION OF TRUST, (4) THE SELECTION OF THE BENEFICIAL OWNERS TO RECEIVE PAYMENT IN THE EVENT OF ANY PARTIAL REDEMPTION OF THE QUIPS OR (5) ANY CONSENT GIVEN OR OTHER ACTION TAKEN BY DTC AS A REGISTERED OWNER.

    The trustee and the trust, so long as a book-entry only system is used for the QUIPS, will send any notice of redemption or of proposed document amendments requiring consent of registered owners and any other notices required by the document to be sent to registered owners only to DTC (or any successor securities depository) or its nominee. Any failure of DTC to advise any Direct Participant, or of any Direct Participant or Indirect Participant to notify the Beneficial Owner, of any such notice and its content or effect will not affect the validity of the redemption of the QUIPS called for redemption, the document amendment or any other action premised on that notice.

    The trust, Pogo Producing and the trustees cannot and do not give any assurances that DTC will distribute distributions and other payments on the QUIPS made to DTC or its nominee as the registered owner or any redemption or other notices to the Participants, or that the Participants or others will distribute such payments or notices to the Beneficial Owners, or that they will do so on a timely basis, or that DTC will serve and act in the manner described in this prospectus supplement. Beneficial Owners should make appropriate arrangements with their broker or dealer regarding distribution of information regarding the QUIPS that may be transmitted by or through DTC.

    The foregoing information concerning DTC and DTC's book-entry system is based upon information obtained from DTC and contains statements that are believed to describe accurately DTC, the method of effecting book-entry transfers of securities distributed through DTC and certain related matters, but neither the trust nor Pogo Producing take any responsibility for the accuracy of such statements.

REGISTRAR, TRANSFER AGENT, PAYING AGENT AND CONVERSION AGENT

    In the event the QUIPS do not remain in book-entry only form, the following provisions will apply.

    Payment of distributions and payments on redemption of the QUIPS will be payable, the transfer of the QUIPS will be registrable, and QUIPS will be exchangeable for QUIPS of other denominations of a like aggregate liquidation amount at the corporate trust office of the property trustee in New York, New York; provided that payment of distributions may be made at the option of the regular trustees on behalf of the trust by check mailed to the address of the persons entitled thereto and that the payment on redemption of any QUIPS will be made only upon surrender of such QUIPS to the property trustee.

    Wilmington Trust Company or one of its affiliates will act as registrar and transfer agent for the QUIPS. Wilmington Trust Company will also act as conversion agent and paying agent and, with the consent of the regular trustees, may designate additional paying agents.

    Registration of transfers of QUIPS will be effected without charge by or on behalf of the trust but only upon payment (with the giving of such indemnity as the regular trustees may require) in respect of any tax or other governmental charges that may be imposed in relation to it.

    The trust will not be required to register or cause to be registered the transfer of QUIPS after such QUIPS have been called for redemption.

INFORMATION CONCERNING THE PROPERTY TRUSTEE

    The property trustee, prior to the occurrence of an event of default and after the curing of all events of default that may have occurred, will undertake to perform only such duties as are specifically set forth in the declaration of trust and, after the occurrence of an event of default, that has not been cured or waived, shall exercise such of the rights and powers vested in it by the declaration of trust and use the same degree of care and skill in their exercise, as a prudent individual would exercise or use under the circumstances in the conduct of his or her own affairs. The property trustee is under no obligation to exercise any of the powers vested in it by the declaration of trust at the request of any holder of QUIPS, unless offered reasonable security and indemnity by such holder against the costs, expenses and liabilities which might be incurred thereby. The property trustee is not required to expend or risk its own funds or otherwise incur personal financial liability in the performance of its duties if the property trustee has reasonable grounds for believing that the repayment of such funds or liability or adequate indemnity against such risk or liability is not reasonably assured to it.

GOVERNING LAW

    Delaware law will govern the declaration of trust and the QUIPS.

MISCELLANEOUS

    The regular trustees are authorized and directed to take such action as they determine in their discretion to be necessary or desirable in carrying out the purposes of the trust, including, but not limited to:

    - causing the trust not to be deemed to be an "investment company" required to be registered under the Investment Company Act;

    - causing the trust to be classified for United States federal income tax purposes as a grantor trust; and

    - cooperating with Pogo Producing to ensure that the debentures will be treated as indebtedness of Pogo Producing for United States federal income tax purposes.

    In this connection, the regular trustees are authorized to take any action not inconsistent with applicable law, the certificate of trust or the declaration of trust that the regular trustees determine in their discretion to be reasonable and necessary or desirable for such purposes.

    Pogo Producing and the regular trustees on behalf of the trust will be required to provide to the property trustee annually a certificate as to whether or not Pogo Producing and the trust, respectively, are in compliance with all the conditions and covenants under the declaration of trust.

                         DESCRIPTION OF THE DEBENTURES

    Pogo Producing will issue the debentures under an indenture between it and Wilmington Trust Company, as indenture trustee. The terms of the debentures include those stated in the indenture, and those made part of the indenture by the Trust Indenture Act. Pogo Producing has summarized selected provisions of the indenture and the debentures below. This summary supplements the description of the general terms and provisions of the debentures in the "Description of the Junior Subordinated Debt Securities" section of the prospectus and is not complete. For a complete description of the debentures, we encourage you to read this prospectus supplement, the prospectus and the indenture. Pogo Producing has filed a form of the indenture with the SEC. Please read "Where You Can Find More Information" in the prospectus.

    Pogo Producing may issue any amount of debt securities under the indenture from time to time in one or more series. The debentures will be issued as a separate series of debt securities under the indenture.

    You may receive debentures if Pogo Producing exercises its right to terminate the trust. Therefore, you should carefully review all the information regarding the debentures contained in this prospectus supplement and in the prospectus. Please read the "Description of the QUIPS-- Distribution of the Debentures" section in this prospectus supplement.

GENERAL

    The debentures are unsecured, subordinated obligations of Pogo Producing, limited in amount to the sum of:

    - the aggregate stated liquidation amount of the QUIPS, and

    - the proceeds received by the trust upon issuance of the common securities to Pogo Producing.

    The debentures will become due and payable, together with any accrued and
unpaid interest thereon, on       , 2029, unless Pogo Producing shortens the
maturity date as described herein under "--Pogo Producing's Right to Shorten Maturity." The debentures are not subject to any sinking fund.

    If the trust is dissolved and the debentures are distributed to holders of QUIPS, such debentures will initially be issued as a global debt security. Please read "--Book-Entry and Settlement" for a description of the limited circumstances in which you may receive debentures in certificated form. If debentures are issued in certificated form, they will be denominated in integral multiples of $50. You may transfer or exchange debentures in certificated form at the offices described below. If the debentures are issued as a global debt security, Pogo Producing will make payments on the debentures to DTC, a successor depositary, or in the event that no depositary is used, to a paying agent.

    If the debentures are issued in certificated form:

    - Pogo Producing will make principal and interest payments,

    - transfers of debentures will be registrable, and

    - debentures will be exchangeable for an equal amount of debentures of other denominations of a like aggregate principal amount.

at the corporate trust office of the indenture trustee in New York, New York; provided that:

    - Pogo Producing may also make interest payments by check mailed to the address of the persons entitled thereto, and

    - principal payments will be made only upon surrender of the debenture to the indenture trustee.

INTEREST

    The debentures will bear interest at the rate of       % per annum
from             , 1999. Interest will be payable quarterly in arrears on March
1, June 1, September 1 and December 1 of each year, commencing on September 1, 1999. Interest will be payable to the person in whose name such debenture is registered, subject to certain exceptions, at the close of business on the business day next preceding such interest payment date.

    The relevant record date will be the fifteenth day of the month preceding the month in which the relevant interest payment date occurs in the event:

    - the QUIPS are no longer in book-entry only form, or

    - if the trust is dissolved and the debentures are distributed to holders of the QUIPS and the common securities and the debentures are no longer in book-entry only form.

    Interest payable on any debenture that is not punctually paid or duly provided for on any interest payment date will cease to be payable to the person in whose name such debenture is registered on the relevant record date. Such defaulted interest will instead be payable to the person in whose name such debenture is registered on the special record date or other specified date determined in accordance with the indenture. Interest will not be considered payable by Pogo Producing on any interest payment date falling within a deferral period unless Pogo Producing has elected to make a full or partial payment of interest accrued on the debentures on such interest payment date.

    The amount of interest payable for any full quarterly interest period will be computed on the basis of a 360-day year of twelve 30-day months. If the amount of interest is calculated for any period shorter than a full quarterly interest period, it will be computed on the basis of the number of days elapsed per 90-day quarter. If interest is payable on a date that is not a business day, then interest will be paid on:

    - the next succeeding day that is a business day without any interest or other payment resulting from such delay, or

    - if the next succeeding day that is a business day is in the next succeeding calendar year, interest will be paid on the immediately preceding business day in each case with the same force and effect as if the interest was paid on the date it was originally payable.

DEFEASANCE

    The debentures will not be subject to defeasance and discharge or to covenant defeasance.

OPTION TO EXTEND INTEREST PAYMENT PERIOD

    Pogo Producing will have the right, on one or more occasions, to defer interest payments on the debentures by extending the interest payment period for up to 20 consecutive quarterly interest periods unless an event of default with respect to the debentures has occurred and is continuing. Pogo Producing does not currently intend to defer interest payments on the debentures. Pogo

Producing will not be obligated to pay interest on the debentures during a deferral period, except at the end thereof. During any deferral period, Pogo Producing will not:

    - declare or pay any dividends on, or redeem, purchase, acquire or make a distribution or liquidation payment with respect to, any of its capital stock other than:

       - dividends or distributions in shares of, or options, warrants, rights to subscribe for or purchase shares of, Pogo Producing's common stock,

       - any declaration of a dividend in connection with the implementation of a shareholders' rights plan, or the issuance of stock under any such plan in the future, or the redemption or repurchase of any such rights pursuant thereto,

       - as a result of a reclassification of Pogo Producing's capital stock or the exchange or the conversion of one class or series of Pogo Producing's capital stock for another class or series of Pogo Producing's capital stock,

       - the payment of accrued dividends and the purchase of fractional interests in shares of Pogo Producing's capital stock pursuant to the conversion or exchange provisions of such capital stock or the security being converted or exchanged, or

       - purchases of Pogo Producing's common stock related to the issuance of Pogo Producing's common stock or rights under any of Pogo Producing's benefit plans for its directors, officers, employees, any of Pogo Producing's dividend reinvestment plans or stock purchase plans, or any of the benefit plans of any of Pogo Producing's affiliates for such affiliates' directors, officers or employees,

    - make any payment of principal or of interest or premium, if any, on or repay, repurchase or redeem any debt security of Pogo Producing that, ranks PARI PASSU with or junior in interest to the debentures, or

    - make any guarantee payments with respect to any guarantee by Pogo Producing of the debt securities of any subsidiary of Pogo Producing, other than the guarantee, if such guarantee ranks PARI PASSU with or junior in interest to the debentures.

    Pogo Producing may extend a deferral period prior to the period's termination. However, Pogo Producing may not extend a deferral period, including all such previous and further extensions of the period, for more than 20 consecutive quarterly interest periods or beyond the maturity date of the debentures. On the interest payment date occurring at the end of each deferral period, Pogo Producing will pay to the holders of debentures of record on the record date for such interest payment date, regardless of who the holders of record may have been on other dates during the deferral period, all accrued and unpaid interest on the debentures, together with interest thereon at the rate specified for the debentures to the extent permitted by applicable law, compounded quarterly. Once Pogo Producing makes all interest payments due on the debentures, including additional interest, it can commence a new deferral period, subject to the same limitations. Pogo Producing may also prepay all or any portion of the interest accrued during a deferral period. Consequently, there could be multiple deferral periods of varying lengths throughout the term of the debentures. The failure by Pogo Producing to make interest payments during a deferral period will not constitute a default or an event of default under the indenture or Pogo Producing's currently outstanding indebtedness.

    If the property trustee is the sole holder of the debentures, Pogo Producing will give the property trustee notice of its election to begin a deferral period one business day prior to the earlier of:

    - the next succeeding date on which distributions on the QUIPS are payable, or

    - the date the trust is required to give notice to the New York Stock Exchange or other applicable self-regulatory organization or to holders of the QUIPS of the record date or the date such distribution is payable.

    The trust will give notice of Pogo Producing's election to begin such a deferral period to the holders of the QUIPS.

    If debentures have been distributed to holders of trust securities, Pogo Producing will give the holders of the debentures notice of its election to begin a deferral period at least ten business days prior to the earlier of:

    - the next succeeding interest payment date, or

    - the date Pogo Producing is required to give notice to the New York Stock Exchange if the debentures are then listed thereon or other applicable self-regulatory organization or to holders of the debentures of the record or payment date of such related interest payment.

OPTIONAL REDEMPTION

    On and after             , 2002, the debentures will, subject to the next
succeeding sentence, be subject to redemption, in whole or in part, at the following percentages of the principal amount thereof plus accrued and unpaid interest, if any, to the date fixed for redemption if redeemed during the
twelve-month period commencing               (              with regards to
2002) in each of the following years indicated:

                                           REDEMPTION
YEAR                                          PRICE
----------------------------------------  -------------
2002....................................
2003....................................
2004....................................
2005....................................

                                           REDEMPTION
YEAR                                          PRICE
----------------------------------------  -------------

2006....................................
2007....................................
2008....................................
2009 and thereafter.....................         100%

    Pogo Producing may not redeem the debentures in any case unless all accrued and unpaid interest has been paid in full on all outstanding debentures for all quarterly periods terminating prior to and including the redemption date. If fewer than all the outstanding debentures are to be redeemed, the debentures to be so redeemed will be selected as described under "Description of the QUIPS--Book-Entry Only Issuance--The Depository Trust Company."

    If the trust redeems the debentures after a record date and on or before an interest payment date, accrued and unpaid interest will be payable to holders of record on the relevant record date.

    So long as the QUIPS and the common securities are outstanding, the trust will use the proceeds from the redemption of any debentures to redeem QUIPS and common securities.

    Pogo Producing will also have the right to redeem the debentures, in whole but not in part, within 90 days following the occurrence of specified changes in tax or investment company law relating to the non-deductibility of interest payments on the debentures or the trust being considered an investment company under the Investment Company Act. Please read the "Description of the QUIPS--Special Event Redemption" section of this prospectus supplement.

    If Pogo Producing gives a redemption notice for the debentures it will be irrevocable. Once Pogo Producing gives a redemption notice, Pogo Producing will deposit irrevocably with the indenture trustee funds sufficient to pay the applicable redemption price and will give irrevocable instructions and authority to pay such redemption price to the holders of the debentures by 12:00 noon, New York City time, on the redemption date. If Pogo Producing shall have given a redemption notice and deposited funds as required, then immediately prior to the close of business on the redemption date interest will cease to accrue on the debentures called for redemption. Such debentures will no longer be deemed to be outstanding and all rights of holders of such debentures so called for redemption will cease, except the right of the holders of such debentures to receive the applicable redemption price but without interest on such redemption price. If Pogo Producing fixes a redemption date that is not a business day, then Pogo Producing will pay the redemption price on the next succeeding day that is a business day, without any interest or other payment in respect of any such delay. However, if such business day falls in the next calendar year, Pogo Producing will pay the redemption payment on the immediately preceding business day, in each case with the same force and effect as if made on the redemption date. If Pogo Producing fails to repay the debentures on maturity or on the date fixed for redemption or if payment of the redemption price in respect of debentures is improperly withheld or refused and not paid by Pogo Producing, interest on such debentures will continue to accrue from the original redemption date to the date of payment, in which case the actual payment date will be considered the date fixed for redemption for purposes of calculating the applicable redemption price. If fewer than all of the debentures are to be redeemed, the debentures will be redeemed pro rata or by lot or by any other method utilized by the indenture trustee.

    In the event of any partial redemption, Pogo Producing will not be required to:

    - issue, register the transfer of, or exchange any debentures during a period beginning at the opening of business 15 days before the mailing of a notice of redemption of debentures and ending at the close of business on the date of such mailing, and

    - register the transfer of or exchange any debentures so selected for redemption, in whole or in part, except the unredeemed portion of any debentures being redeemed in part.

CONVERSION OF THE DEBENTURES INTO POGO PRODUCING COMMON STOCK

    Holders of the debentures may convert them into Pogo Producing common stock at any time before the earlier of:

    - the close of business on              , 2029 or,

    - in the case of debentures called for redemption, the close of business on the business day prior to the redemption date at the initial conversion price subject to the conversion price adjustments described under "Description of the QUIPS--Conversion Rights." The trust has agreed not to convert debentures it holds except pursuant to a notice of conversion delivered to the conversion agent by a holder of the QUIPS.

    Upon surrender of the QUIPS to the conversion agent for conversion, the trust will deliver debentures to the conversion agent on behalf of the holder of the QUIPS so converted. Upon such delivery the conversion agent will convert such debentures into Pogo Producing common stock on behalf of such holder. Pogo Producing's delivery to the holders of the debentures, through the conversion agent, of the fixed number of shares of Pogo Producing common stock into which the debentures are convertible, together with the cash payment, if any, in lieu of fractional shares, will be deemed to satisfy the obligation of Pogo Producing to pay the principal amount of the debentures so converted and any unpaid interest, including compounded interest, accrued on such debentures at the time of such conversion.

    If a debenture is surrendered for conversion after the close of business on any regular record date for payment of interest and before the opening of business on the corresponding interest payment date, then, notwithstanding such conversion, the interest payable on such interest payment date will be paid in cash to the person in whose name the debenture is registered at the close of business on such record date.

COMPOUNDED INTEREST

    Payments of compounded interest, if any, on the debentures held by the trust will make funds available to pay additional cash distributions on distributions in arrears in respect of the QUIPS pursuant to the terms thereof to the extent permitted by law.

POGO PRODUCING'S RIGHT TO SHORTEN MATURITY

    If a tax event occurs, then Pogo Producing will have the right

    - prior to the dissolution of the trust, to shorten the stated maturity of the debentures to the minimum extent required, but not less than 15 years from the date of original issuance thereof, or

    - to direct the property trustee to dissolve the trust, if not previously dissolved, and shorten the stated maturity of the debentures to the minimum extent required, but not less than 15 years from the date of original issuance thereof, in

    - each case such that in the opinion of counsel to Pogo Producing experienced in such matters, after shortening the stated maturity, interest paid on the debentures will be deductible for federal income tax purposes.

    If Pogo Producing exercises its right and shortens the stated maturity of the debentures, the trust will redeem all of the outstanding QUIPS when the debentures are paid on their new maturity date.

ADDITIONAL INDENTURE EVENT OF DEFAULT

    In addition to the events of default discussed in the prospectus, it will be an event of default under the indenture if (1) Pogo Producing fails for 30 days to pay interest on the debentures when due, subject to the right to defer interest payments on the debentures under--"Option to Extend Interest Payment Period," or (2) Pogo Producing fails to deliver shares of Pogo Producing common stock upon an appropriate election by a holder of QUIPS to convert the QUIPS into Pogo Producing common stock. Please see "Description of the Junior Subordinated Debt Securities-- Indenture Events of Default" in the prospectus.

BOOK-ENTRY AND SETTLEMENT

    If any debentures are distributed to holders of QUIPS, such debentures will be issued in the form of one or more global debt securities registered in the name of the depositary or its nominee. Except under the limited circumstances described below, debentures represented by the global debt security will not be exchangeable for, and will not otherwise be issuable as, debentures in definitive form. The global debt securities described above may not be transferred except by the depositary to a nominee of the depositary or by a nominee of the depositary to the depositary or another nominee of the depositary or to a successor depositary or its nominee.

    The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in definitive form. Such laws may impair the ability to transfer beneficial interests in a global security.

    Except as provided below, owners of beneficial interests in a global security will not be entitled to receive physical delivery of debentures in definitive form and will not be considered the holders (as defined in the Indenture) thereof for any purpose under the indenture, and no global security representing debentures shall be exchangeable, except for another global security of like denomination and tenor to be registered in the name of the depositary or its nominee or to a successor depositary or its nominee. Accordingly, each such beneficial owner must rely on the procedures of the depositary or, if such person is not a participant, on the procedures of the participant through which such person owns its interest to exercise any rights of a holder under the indenture. If debentures are distributed to holders of QUIPS, DTC will act as securities depositary for the debentures.

    For a description of DTC and DTC's book-entry system, see "Description of the QUIPS-- Book-Entry Only Issuance--The Depository Trust Company." As of the date of this prospectus supplement, the description herein of DTC's book-entry system and DTC's practices as they relate to purchases, transfers, notices and payments with respect to the QUIPS apply in all material respects to any debt obligations represented by one or more global securities held by DTC. Pogo Producing may appoint a successor to DTC or any successor depositary in the event DTC or such successor depositary is unable or unwilling to continue as a depository for the global securities.

    None of Pogo Producing, the indenture trustee, any paying agent and any other agent of Pogo Producing or the indenture trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in a global security for such debentures or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

    A global security shall be exchangeable for debentures registered in the names of persons other than the depositary or its nominee only if:

    - the depositary notifies Pogo Producing that it is unwilling or unable to continue as a depositary for such global security and no successor depositary shall have been appointed,

    - the depositary, at any time, ceases to be a clearing agency registered under the Exchange Act at which time the depositary is required to be so registered to act as such depositary and no successor depositary shall have been appointed, or

    - Pogo Producing, in its sole discretion, determines that such global security shall be so exchangeable.

    Any global security that is exchangeable pursuant to the preceding sentence will be exchangeable for debentures registered in such names as the depositary shall direct. It is expected that such instructions will be based upon directions received by the depositary from its participants with respect to ownership of beneficial interests in such global security.

                          DESCRIPTION OF THE GUARANTEE

    To the extent described below, Pogo Producing will agree to pay the following amounts in full if they are not paid by the trust:

    - any accumulated and unpaid distributions on the QUIPS to the extent Pogo Producing has made corresponding payments on the debentures to the property trustee,

    - the redemption price for any QUIPS called for redemption by the trust, to the extent Pogo Producing has made corresponding payments on the debentures to the property trustee, and

    - payments upon the dissolution, winding-up or termination of the trust equal to the lesser of:

       - the liquidation amount plus all accumulated and unpaid distributions on the QUIPS to the extent the trust has funds legally available for those payments, and

       - the amount of assets of the trust remaining legally available for distribution to the holders of the QUIPS in liquidation of the trust.

        Pogo Producing will not be required to make these liquidation payments if:

       - the trust distributes the debentures to the holders of the QUIPS in exchange for their QUIPS, or

       - the trust redeems the QUIPS upon the maturity or redemption of the debentures.

    The guarantee is a guarantee from the time of issuance of the QUIPS. Pogo Producing will be obligated to make guarantee payments when due, regardless of any defense, right of set-off or counterclaim that the trust may have or assert. Pogo Producing may satisfy its obligation to make guarantee payments by either making payments directly to holders of the QUIPS or by causing the trust to make the payments to them.

    The guarantee only covers distributions and other payments on the QUIPS if and to the extent Pogo Producing has made corresponding payments on the debentures to the property trustee. If Pogo Producing does not make those corresponding payments:

    - the property trustee will not make distributions on the QUIPS,

    - the trust will not have funds available for payments on the QUIPS, and

    - Pogo Producing will not be obligated to make guarantee payments.

    Pogo Producing's obligation to make guarantee payments will be:

    - unsecured,

    - subordinated and junior in right of payment to all of its other liabilities, including the debentures, except those liabilities made equal or subordinate to the guarantee by their terms, and

    - senior to:

       - all of its capital stock, other than its most senior preferred shares, which will rank equally with the guarantee, and

       - any guarantee it enters into relating to its capital stock, other than its most senior preferred shares.

    The guarantee has been qualified as an indenture under the Trust Indenture Act. Wilmington Trust Company, as guarantee trustee, will act as the indenture trustee under the guarantee for purposes of the Trust Indenture Act. The terms of the guarantee include those in the guarantee and those made part of the guarantee by the Trust Indenture Act. For a complete description of the guarantee, we encourage you to read this prospectus supplement, the description of the guarantee in the prospectus under the caption "Description of the Guarantees" and the guarantee. Pogo Producing has filed a form of the guarantee with the SEC. Please read "Where You Can Find More Information" in the prospectus.

         RELATIONSHIP AMONG THE QUIPS, THE DEBENTURES AND THE GUARANTEE

    When taken together, the terms of the QUIPS, the debentures and the guarantee provide a full and unconditional guarantee by Pogo Producing of the payments due on the QUIPS. The following summary briefly explains the interrelationship between the QUIPS, the debentures and the guarantee.

    THE TRUST WILL BE ABLE TO MAKE PAYMENTS ON THE QUIPS IF POGO PRODUCING MAKES PAYMENTS ON THE DEBENTURES.

    As long as Pogo Producing makes interest and other payments when due on the debentures, the Trust will have sufficient funds to make distribution and other payments when due on the QUIPS for the following reasons:

    - the trust will hold debentures in an aggregate principal amount equal to the sum of the aggregate stated liquidation amount of the QUIPS and the common securities,

    - the interest rate and payment dates of the debentures will match the distribution rate and payment dates of the QUIPS and the common securities,

    - the trustees may not cause or permit the trust to engage in any activity that is not consistent with its limited purposes of:

       -  issuing the QUIPS,

       -  issuing the common securities to Pogo Producing,

       - investing the gross proceeds from the sale of the QUIPS and the common securities in debentures of Pogo Producing, and

       - engaging in only such other activities as are necessary, convenient or incidental or are specifically authorized in the declaration of trust

    - Pogo Producing has agreed to pay for all of the trust's debts and obligations, other than with respect to the QUIPS and common securities, and costs and expenses, including the fees and expenses of the trustees, except for United States withholding taxes.

POGO PRODUCING WILL GUARANTEE THAT PAYMENTS WILL BE MADE ON THE QUIPS IF POGO PRODUCING MAKES PAYMENTS ON THE DEBENTURES.

    If Pogo Producing makes interest or other payments on the debentures, the property trustee will be obligated to make corresponding distribution or other payments on the QUIPS. Pogo Producing will guarantee such payments if the trust fails to make them. The guarantee only covers distributions and other payments on the QUIPS if and to the extent Pogo Producing has made corresponding payments on the debentures. The guarantee trustee will have the right to enforce the guarantee on behalf of the holders of the QUIPS if Pogo Producing fails to make any required guarantee payments. If the guarantee trustee fails to enforce the guarantee, you may institute a legal proceeding directly against Pogo Producing to enforce the guarantee trustee's rights under the guarantee. If Pogo Producing fails to make a guarantee payment, you may also institute a legal proceeding directly against Pogo Producing to enforce the guarantee. Please read the "Description of the Guarantees" section in the prospectus.

    THE PROPERTY TRUSTEE MAY INSTITUTE LEGAL PROCEEDINGS AGAINST POGO PRODUCING IF POGO PRODUCING FAILS TO MAKE PAYMENTS ON THE DEBENTURES.

    If Pogo Producing does not make interest or other payments on the debentures the trust will not have funds available to make the corresponding distribution or other payments on the QUIPS. The property trustee, as the holder of the debentures, will have the right to enforce Pogo Producing's obligations on the debentures if an event of default under the debentures occurs. In addition, the holders of at least a majority in liquidation amount of the QUIPS will have the right to direct the property trustee with respect to certain matters under the declaration of trust. If the property trustee fails to enforce its rights, any holder of QUIPS may, after a period of 30 days has elapsed from such holder's written request to the property trustee to enforce such rights, institute a legal proceeding against Pogo Producing to enforce such rights. Please read "Description of the QUIPS" section in this prospectus supplement and the "Description of the Preferred Securities" section in the prospectus.

                        FEDERAL INCOME TAX CONSEQUENCES

    In the opinion of Baker & Botts, L.L.P., counsel to Pogo Producing and the trust, the following are the material United States federal income tax consequences of the ownership and disposition of the QUIPS. Unless otherwise stated, this summary deals only with the QUIPS held as capital assets by holders who acquire the QUIPS upon original issuance at the price indicated on the cover of this prospectus supplement. The tax treatment of a holder may vary depending on its particular situation. This summary does not deal with special classes of holders, such as, for example, dealers in securities or currencies, banks, thrifts, real estate investment trusts, regulated investment companies, insurance companies, tax exempt organizations, foreign persons, persons holding QUIPS as part of a straddle or as part of a hedging or conversion transaction or other integrated investment, or persons whose functional currency is not the United States dollar. Further, it does not include any description of alternative minimum tax consequences or the tax laws of any state, local or foreign government that may be applicable to the QUIPS. This summary is based on the Internal Revenue Code, Treasury Regulations thereunder and administrative and judicial interpretations thereof as of the date hereof, all of which are subject to change (possibly on a retroactive basis). In particular, legislation was previously proposed by the Clinton Administration in 1996 and 1997 that, if enacted, could have adversely affected Pogo Producing's ability to deduct interest on the debentures, which would in turn have permitted Pogo Producing to cause a redemption of the debentures and therefore cause a redemption of the QUIPS. See "Description of the QUIPS-- Special Event Redemption." The authorities on which this summary is based are subject to various interpretations, and it is therefore possible that the federal income tax treatment of the ownership and disposition of QUIPS may differ from the treatment described below.

    INVESTORS ARE ADVISED TO CONSULT THEIR TAX ADVISORS AS TO THE TAX CONSEQUENCES OF THE OWNERSHIP AND DISPOSITION OF THE QUIPS, IN LIGHT OF THEIR PARTICULAR CIRCUMSTANCES, UNDER FEDERAL INCOME TAX LAWS AND ANY APPLICABLE STATE, LOCAL, FOREIGN AND OTHER TAX LAWS, INCLUDING THE EFFECTS OF POSSIBLE FUTURE CHANGES IN SUCH LAWS.

CLASSIFICATION OF THE DEBENTURES

    Pogo Producing intends to take the position that the debentures will be classified for federal income tax purposes as indebtedness. No assurance can be given, however, that such position of Pogo Producing will not be challenged by the IRS or, if so challenged, that the challenge would not be successful. The remainder of this discussion assumes that the debentures will be classified for federal income tax purposes as indebtedness of Pogo Producing.

CLASSIFICATION OF THE TRUST

    In connection with the issuance of the QUIPS, Baker & Botts, L.L.P., counsel to Pogo Producing and the trust, will render its opinion generally to the effect that, assuming full compliance with the terms of the declaration of trust, the trust will be classified for federal income tax purposes as a grantor trust and not as a corporation. Accordingly, each holder of QUIPS will be considered the owner of a pro rata portion of the debentures held by the trust and will be required to include in gross income its pro rata share of income on the debentures, whether or not cash is actually distributed to the holder.

ORIGINAL ISSUE DISCOUNT

    As a result of Pogo Producing's option to defer the payment of interest on the debentures, Pogo Producing will treat the debentures as having been issued with original issue discount ("OID") for federal income tax purposes. Accordingly, each holder of the QUIPS, including a holder that otherwise uses the cash method of accounting, generally will be required to include its pro rata share of OID on the debentures in income as it accrues, in accordance with a constant yield method based on a compounding of interest, over the entire term of the subordinated debentures regardless of the receipt of cash distributions on the QUIPS and regardless of whether Pogo Producing exercises its option to extend any interest payment period. The amount of OID that will be recognized in any quarter will approximately equal the amount of interest that accrues on the debentures in the quarter at the stated interest rate. Actual distributions of stated interest will not be separately reported as taxable income. Consequently, during a deferral period, a holder would be required to include OID in gross income even though Pogo Producing would not make any actual cash payments.

    A holder's initial tax basis for its pro rata share of the debentures will be equal to the holder's pro rata share of their purchase price, and will be increased by OID includible in the holder's gross income and reduced by the amount of distributions or other payments received by the holder on the QUIPS. No portion of the amounts received on the QUIPS will be eligible for the dividends received deduction.

POTENTIAL EXTENSION OF INTEREST PAYMENT PERIOD ON THE DEBENTURES

    Holders of QUIPS will continue to accrue OID with respect to their pro rata share of the debentures during a deferral period. A holder who disposes of the QUIPS during a deferral period may suffer a loss because the market will likely fall if Pogo Producing exercises its option to defer payments of interest on the debentures. See "--Disposition of the QUIPS" below. Furthermore, the market value of the QUIPS may not reflect the accumulated distributions that will be paid at the end of the deferral period, and a holder who sells the QUIPS during the deferral period will not receive from Pogo Producing any cash related to the interest income the holder accrued and included in its taxable income under the OID rule (because that cash will be paid to the holder of record at the end of the deferral period).

DISTRIBUTION OF DEBENTURES TO HOLDERS OF QUIPS

    A distribution by the trust of the debentures as described under the caption "Description of the QUIPS--Distribution of the Debentures" will be nontaxable and will result in the holder receiving directly its pro rata share of the debentures previously held indirectly through the trust, with a holding period and tax basis equal to the holding period and adjusted tax basis such holder was considered to have had in its pro rata share of the underlying debentures prior to such distribution. A holder will include OID income in respect of debentures received from the trust in the manner described above under "--Original Issue Discount."

DISPOSITION OF THE QUIPS

    Upon a sale, exchange or other disposition of the QUIPS (including a distribution of cash in redemption of a holder's QUIPS upon redemption or repayment of the underlying debentures, but excluding a distribution of debentures), a holder will be considered to have disposed of all or part of its pro rata share of the debentures, and will recognize gain or loss equal to the difference between the amount realized and the holder's adjusted tax basis in its pro rata share of the underlying debentures deemed disposed of. Such gain or loss will be capital gain or loss and generally will be long-term capital gain or loss if the QUIPS have been held by the holder for more than one year. Holders are advised to consult their tax advisors as to the federal income tax treatment of a capital gain or loss.

    The QUIPS may trade at a price that does not fully reflect the value of accrued but unpaid interest with respect to the underlying debentures. A holder who disposes of the QUIPS between record dates for payments of Distributions thereon will nevertheless be required to include accrued but unpaid interest on the debentures through the date of disposition in income as OID, and to add such amount to its adjusted tax basis in its pro rata share of the underlying debentures deemed disposed of. Accordingly, such a holder will recognize a capital loss to the extent the selling price (which may not fully reflect the value of accrued but unpaid interest) is less than the holder's adjusted tax basis (which will include accrued but unpaid interest). Subject to certain limited exceptions, capital losses cannot be applied to offset ordinary income for federal income tax purposes.

CONVERSION OF QUIPS INTO POGO PRODUCING COMMON STOCK

    A holder of QUIPS generally will not recognize income, gain or loss upon the conversion, through the conversion agent, of debentures into Pogo Producing common stock. A holder will, however, recognize gain upon the receipt of cash in lieu of a fractional share of Pogo Producing common stock equal to the amount of cash so received less such holder's tax basis in such fractional share. Such holder's tax basis in the Pogo Producing common stock received upon conversion generally will be equal to such holder's tax basis in the QUIPS delivered to the conversion agent for exchange, less the basis allocated to any fractional share for which cash is received. Such holder's holding period in the Pogo Producing common stock received upon conversion generally will include the holding period of the QUIPS delivered to the conversion agent for exchange, except possibly with respect to any Pogo Producing common stock received in respect of accrued but unpaid OID.

ADJUSTMENT OF CONVERSION PRICE

    Treasury Regulations promulgated under Section 305 of the Internal Revenue Code would treat holders of QUIPS as having received a constructive distribution from Pogo Producing in certain events in which the conversion rate of the debentures was adjusted. Accordingly, under certain circumstances, a reduction in the conversion price for the debentures may result in deemed dividend income to holders of QUIPS to the extent of the current or accumulated earnings and profits of Pogo Producing. Holders of QUIPS are advised to consult their tax advisors as to the federal income tax consequences of adjustments in the conversion rate of QUIPS.

INFORMATION REPORTING TO HOLDERS

    The trust will report the OID accrued during the year with respect to the debentures, and any gross proceeds received by the trust from the retirement or redemption of the debentures, annually to the holders of record of the QUIPS and to the IRS. The trust currently intends to deliver such reports to holders of record not later than January 31 following each calendar year. It is anticipated that persons who hold QUIPS as nominees for beneficial owners will report the required tax information to beneficial owners on Form 1099.

BACKUP WITHHOLDING

    Payments made on, and proceeds from the sale of, QUIPS, any debentures distributed by the trust or any Pogo Producing common stock received on conversion may be subject to 31% backup withholding unless the holder complies with certain identification requirements or otherwise qualifies for exemption. Backup withholding is not an additional tax. Any withheld amounts will generally be refunded or credited against the holder's federal income tax liability, provided the required information is timely filed with the IRS.

                                 LEGAL MATTERS

    Richards, Layton & Finger, P.A., Wilmington, Delaware, special Delaware counsel to the trust and Pogo Producing, will pass upon various matters of Delaware law relating to the validity of the QUIPS and the trust's common securities, the enforceability of the declaration of trust and the formation of the trust.

    Baker & Botts, L.L.P., Houston, Texas, will pass upon the validity of the guarantee and debentures for Pogo Producing. Vinson & Elkins L.L.P., Houston, Texas will pass upon certain legal matters for the underwriters.

                                    EXPERTS

    The financial statements incorporated by reference in this prospectus supplement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said report.

    Ryder Scott Petroleum Engineers prepared the estimates of oil and gas reserves contained in this prospectus supplement, and Pogo Producing includes those estimates in this prospectus supplement in reliance upon the authority of that firm as experts with respect to those matters.

                                  UNDERWRITING

    The trust, Pogo Producing and the underwriters for the offering named below have entered into an underwriting agreement with respect to the QUIPS. Subject to certain conditions, each underwriter has severally agreed to purchase the number of QUIPS indicated in the following table.

                              Underwriters                                  Number of QUIPS
-------------------------------------------------------------------------  -----------------
Goldman, Sachs & Co......................................................
Credit Suisse First Boston Corporation...................................
Merrill Lynch, Pierce, Fenner & Smith
          Incorporated...................................................
                                                                                --------
    Total................................................................
                                                                                --------
                                                                                --------

                            ------------------------

    Because the trust will invest the proceeds from the sale of the QUIPS in the debentures issued by Pogo Producing, the underwriting agreement provides that
Pogo Producing will pay an underwriting commission of $         per QUIPS (or
$                      for all of the QUIPS) to the underwriters, as
compensation.

    QUIPS sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus supplement. Any QUIPS sold by the underwriters to securities dealers may be sold
at a discount of up to $               per QUIPS from the initial public
offering price. Any such securities dealers may resell any QUIPS purchased from the underwriters to certain other brokers or dealers at a discount of up to
$               per QUIPS from the initial public offering price. If all the
QUIPS are not sold at the initial offering price, the underwriters may change the offering price and the other selling terms.

    If the Underwriters sell more QUIPS than the total number set forth in the table above, the Underwriters have an option to buy up to an additional 300,000 QUIPS from the Company to cover such sales. They may exercise that option for 30 days from the consummation of this offering. If any QUIPS are purchased pursuant to this option, the underwriters will severally purchase the QUIPS in approximately the same proportion as set forth in the table above.

    The trust and Pogo Producing and the officers and directors of Pogo Producing have agreed with the underwriters, during the period 90 days from the date of the underwriting agreement, not to sell, offer to sell, grant any option (excluding options granted under Pogo Producing's long-term incentive plans) for the sale of, or otherwise dispose of any QUIPS, any security convertible into or exchangeable into or exercisable for the QUIPS or the debentures or any debt substantially similar to the debentures or any equity securities substantially similar to the QUIPS (except for the debentures and the QUIPS issued pursuant to the underwriting agreement), any common stock of Pogo Producing or any security convertible into or exchangeable into or exercisable for Pogo Producing common stock or any equity security substantially similar to the common stock, without the prior written consent of Goldman, Sachs & Co.

    Prior to this offering, there has been no public market for the QUIPS. Pogo Producing has applied for listing the QUIPS on the New York Stock Exchange. Trading of the QUIPS on the New York Stock Exchange is expected to commence within a 30-day period after the initial delivery thereof. In order to meet one of the requirements for listing the QUIPS on the New York Stock Exchange, the underwriters have undertaken to sell the QUIPS to a minimum of 400 beneficial owners. The underwriters have advised Pogo Producing that they intend to make a market in the QUIPS prior to the commencement of trading on the New York Stock Exchange, but are not obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the QUIPS.

    In connection with the offering, the underwriters may purchase and sell QUIPS and Pogo Producing common stock in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of QUIPS than they are required to purchase in the offering and short sales of Pogo Producing common stock. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of the QUIPS and Pogo Producing common stock while the offering is in progress.

    The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased QUIPS sold by or for the account of such underwriter in stabilizing or short covering transactions.

    These activities by the underwriters may stabilize, maintain or otherwise affect the market price of the QUIPS and Pogo Producing common stock. As a result, the price of the QUIPS and Pogo Producing common stock may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. These transactions may be effected on the New York Stock Exchange, in the over-the-counter market or otherwise.

    Pogo Producing estimates that its total expenses of the offering, excluding underwriting discounts and commissions, will be approximately $400,000.

    The trust and Pogo Producing have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

    Goldman, Sachs & Co., Credit Suisse First Boston Corporation and Merrill Lynch, Pierce, Fenner & Smith Incorporated, or their predecessors, have each performed investment banking and other financial services for Pogo Producing in the past and have received compensation for these services. The underwriters or their affiliates may in the future provide investment banking and other financial services to Pogo Producing or its affiliates for which they will receive compensation.

PROSPECTUS


                                  $250,000,000

                             POGO PRODUCING COMPANY

                      Junior Subordinated Debt Securities
                                  Common Stock

                                  POGO TRUST I
                                 POGO TRUST II

Trust Preferred Securities fully and unconditionally guaranteed, as described in this prospectus, by

                             POGO PRODUCING COMPANY



CONSIDER CAREFULLY THE      THE TRUSTS
RISK FACTORS BEGINNING ON   Pogo Trust I and Pogo Trust II are subsidiaries of Pogo Producing
PAGE 6.                     Company. They exist for the purpose of issuing trust preferred
We will provide additional  securities.
terms of our securities in  THE OFFERING
one or more supplements to  JUNIOR SUBORDINATED DEBT SECURITIES
this prospectus. You        Pogo Producing may offer junior subordinated debt securities to the
should read this            trusts. These debt securities will be unsecured and subordinate and prospectus and the related  junior in right of payment to Pogo Producing's senior debt. Pogo
prospectus supplement       Producing may issue and sell these junior subordinated debt securities
carefully before you        to the trusts in connection with the trusts' investment of proceeds
invest in our securities.   from the sale of their preferred securities and common securities. A
This prospectus may not be  trust may distribute these debt securities to holders of the trusts'
used to offer and sell our  trust preferred securities on that trust's dissolution. The debt
securities unless           securities may be convertible into common stock of Pogo Producing.
accompanied by a            TRUST PREFERRED SECURITIES
prospectus supplement.      The trusts may offer preferred securities representing undivided beneficial interests in the assets of the issuing trust. The trusts will use the proceeds from the sale of their preferred securities to purchase junior subordinated debt securities of Pogo Producing.
                            GUARANTEE
                            Pogo Producing will guarantee the trusts' payment obligations on the preferred securities as described in this prospectus and the prospectus supplement.


    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                  The date of this prospectus is May 13, 1999

                               TABLE OF CONTENTS
                                   PROSPECTUS

                                                                                                                PAGE
                                                                                                                -----
About This Prospectus......................................................................................           2

Risk Factors...............................................................................................           3

About Pogo Producing Company...............................................................................           6

Where You Can Find More Information........................................................................           7

Incorporation of Documents by Reference....................................................................           7

Forward-Looking Statements.................................................................................           8

Use of Proceeds............................................................................................           9

Ratio of Earnings to Fixed Charges.........................................................................           9

Description of Capital Stock...............................................................................           9

The Trusts.................................................................................................          13

Description of the Preferred Securities....................................................................          13

Description of the Guarantees..............................................................................          14

Description of the Junior Subordinated Debt Securities.....................................................          18

Plan of Distribution.......................................................................................          24

Legal Matters..............................................................................................          25

Experts....................................................................................................          26

                            ------------------------

                             ABOUT THIS PROSPECTUS

    This prospectus is part of a registration statement filed by Pogo Producing Company with the Securities and Exchange Commission using a "shelf" registration process that registers preferred securities of Pogo Trust I and Pogo Trust II and junior subordinated debt securities and preferred securities guarantees of Pogo Producing, each of which may be sold under this prospectus. It also registers debt securities and preferred stock of Pogo Producing, any of which may be convertible into our common stock, and each of which may be sold under a separate prospectus. Under this shelf process, we may sell any combination of the securities described in this prospectus or the related prospectus, either separately or in units, in one or more offerings up to an aggregate initial offering price of $250,000,000. This prospectus provides you with a general description of the preferred securities, junior subordinated debt securities and preferred securities guaranties. Each time we use this prospectus to sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read this prospectus and the applicable prospectus supplement together with the additional information described under the heading "Where You Can Find More Information."

    The registration statement that contains this prospectus, including the exhibits to that registration statement, contains additional information about us and the securities. You can read that registration statement at the SEC's web site or at the SEC's offices mentioned under the heading "Where You Can Find More Information."

    We have not included separate financial statements of the trusts in this prospectus. We do not believe that those financial statements would be material to holders of the trusts' preferred securities because:

    - each trust is a newly created special purpose entity

    - neither trust has any operating history or independent operations

    - neither trust is engaged in nor does it propose to engage in any activity other than holding Pogo Producing's junior subordinated debt securities, issuing its preferred and common securities and engaging in related activities

    Furthermore, Pogo Producing's obligations under the junior subordinated debt securities, the associated indenture, the declarations of trust and the guarantees provide a full, irrevocable and unconditional guarantee of payments of distributions and other amounts due on the preferred securities. In addition, we do not expect that the trusts will file reports with the SEC under the Securities Exchange Act of 1934.

                                  RISK FACTORS

    YOUR INVESTMENT IN ANY OF THE SECURITIES INVOLVES MANY RISKS. YOU SHOULD CAREFULLY CONSIDER THE FOLLOWING RISK FACTORS AND THOSE IN THE ACCOMPANYING PROSPECTUS SUPPLEMENT BEFORE DECIDING WHETHER AN INVESTMENT IN THAT SECURITY IS SUITABLE FOR YOU.

WE ARE ADVERSELY AFFECTED BY LOW OIL AND GAS PRICES

    Commencing in 1997, and continuing through early this year, the average prices we received for our production generally declined. Recently, oil prices have improved somewhat, but they remain low by historic standards. Our profitability and cash flow depend greatly on the market prices of crude oil and natural gas. The drop in oil and gas prices has had a serious adverse effect on our cash flow and profitability. Sustained periods of continued low prices could seriously affect our operations and financial condition. This could result in a further reduction in funds available under our bank credit agreement. Oil and natural gas market prices have historically been seasonal, cyclical and volatile. They depend on many factors that we cannot control such as weather and economic, political and regulatory conditions.

CHEVRON WILL SOON BECOME THE OPERATOR OF OUR THAILAND BLOCK B8/32 CONCESSION,
  AND WE NOW SHARE CONTROL OVER DECISION-MAKING WITH CHEVRON

    Chevron Corporation recently acquired Rutherford-Moran Oil Corporation, one of our joint venture partners in Thailand. In connection with the acquisition, we agreed to transfer operatorship of the Block B8/32 Concession in Thailand to Chevron on or about September 30, 1999, subject to Thai governmental approval. In the new joint operating agreement governing the concession both Chevron and Pogo Producing, based on current ownership interests, must jointly agree on most major decisions, including capital budgets and drilling decisions. If we and Chevron are unable to agree on these matters, it could slow the pace of development of the concession and adversely affect our future results.

OPERATORS OF OUR PROPERTIES OUTSIDE OF THAILAND THAT WE DO NOT OPERATE MAY ACT
  IN WAYS THAT ARE NOT IN OUR BEST INTERESTS

    We do not operate a significant percentage of our oil and gas properties outside of Thailand. We have limited influence over operations on some of those properties. Our limited influence on non-operated properties could result in the following:

    - the operator may initiate exploration or development projects on a slower schedule than we prefer

    - the operator may propose to drill more wells or build more facilities on a project than we have funds for, which may mean that we cannot participate in those projects or share in a substantial share of the revenues from those projects

    - if the operator refuses to initiate an exploration or development project we may not be able to pursue the project

Any of these events could significantly affect our anticipated exploration and development activities and the economic value of those properties to us.

IF OUR PARTNERS HAVE LIQUIDITY AND CASH FLOW PROBLEMS, WE MAY HAVE DIFFICULTY
  FINANCING AND DEVELOPING OUR PROJECTS

    Due to the recent decline in oil and gas prices, some of our partners, particularly the smaller ones, are experiencing liquidity and cash flow problems. These problems may lead to their attempting to delay or slow down the pace of drilling or project development to a point that we believe is detrimental to the project. In most cases, we have the ability to influence the pace of development through our joint operating agreements. In addition, some partners may be unwilling or unable to pay their share of the costs of projects as they become due. At worst, a partner may declare bankruptcy and refuse or be unable to pay its share of the costs of a project. We could then be required to pay that partner's share of the project costs.

WE MAY NOT BE ABLE TO REPLACE OUR RESERVES OR GENERATE CASH FLOW IF WE ARE
  UNABLE TO RAISE THE FUNDS NECESSARY TO MEET OUR SUBSTANTIAL CAPITAL
  REQUIREMENTS

    We require substantial capital to replace our reserves and generate sufficient cash flow to meet our financial obligations. If we cannot generate sufficient cash flow from operations or raise funds externally in the amounts and at the times needed, we may not be able to replace our reserves or meet our financial obligations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" in our report on Form 10-K for the year ended December 31, 1998.

WE MAY NOT BE ABLE TO PROFITABLY MARKET AND SELL ALL OF THE NATURAL GAS PRODUCED
  FROM OUR CONCESSION IN THAILAND

    We may not be able to successfully and profitably process, transport and market all the oil and gas we find and produce on our concession in the Gulf of Thailand. Currently, the only buyer for the natural gas we produce is The Petroleum Authority of Thailand, which maintains a monopoly over gas transmission and distribution in Thailand. Although to date, the Petroleum Authority has purchased all of the natural gas that we are capable of producing, we cannot assure you that it will continue to do so.

OUR GAS SALES AGREEMENT IN THAILAND REQUIRES US TO SELL A PORTION OF OUR
  THAILAND PRODUCTION AT A REDUCED PRICE BECAUSE WE ARE NOT MEETING OUR MINIMUM DELIVERY REQUIREMENTS

    We are currently receiving a reduced price on a portion of our current production in Thailand because we and our joint venture partners have delivered less natural gas than the Petroleum Authority has nominated under our gas sales agreement. If we and our partners fail to deliver the minimum quantities under the gas sales agreement, the Petroleum Authority has the right to reduce the purchase price on an equivalent amount of subsequent deliveries to 75% of the contract price. Since October 1, 1998, we have not been able to meet our contractual minimum delivery obligations for a number of reasons, including declining production from existing wells, the need to shut-in existing wells while drilling or working over additional wells from the same platform and our decision to emphasize oil and condensate production from the Tantawan Field. This has resulted in our receiving a lower price for our Thailand natural gas production than would otherwise be the case. We currently anticipate that this situation will be resolved when production commences from the Benchamas Field in the third quarter of 1999, but we can give you no assurance that this will occur.

    The Petroleum Authority has paid to construct lateral pipelines from its main pipeline to the Tantawan Field and the Benchamas Field and has agreed to purchase the gas produced from these fields. If we and our joint venture partners do not deliver the specified quantity of reserves under our gas sales agreement with the Petroleum Authority, we may have to reimburse the Petroleum Authority a part of its costs for the construction of these lateral pipelines.

EVENTS IN SOUTHEAST ASIA CAN HURT OUR CASH FLOW

    Beginning in 1997, Southeast Asia in general, and the Kingdom of Thailand in particular, have experienced severe economic difficulties. These problems include sharply reduced economic activity, illiquidity, highly volatile foreign currency exchange rates and unstable stock markets. Economic difficulties in Thailand and the volatility of the Thai Baht, Thailand's currency, against the U.S. dollar will continue to have a material impact on our Thailand operations and the prices we receive for our oil and gas production there.

OUR BUSINESS COULD BE ADVERSELY AFFECTED BY OUR YEAR 2000 RISKS

    We use computer systems, specialized software, embedded processors and related technologies for revenue-generating activities. Like most other companies, we are striving to ensure that these computer-related systems are able to recognize and process date-sensitive information properly as the year 2000 approaches. Systems that do not properly recognize and process this information could generate erroneous data or even fail. We have not completed our year 2000 assessment, and we cannot assure you that all our systems and applications will continue without interruption due to the year 2000 problem. If some of our systems and applications, or those of third parties of business importance to us, do not comply in a timely manner and if we are unable to develop adequate contingency plans for our various business units, the year 2000 issue could have a material adverse effect on our operations.

MAINTAINING RESERVES AND REVENUES IN THE FUTURE DEPENDS ON SUCCESSFUL
  EXPLORATION AND DEVELOPMENT

    We must continually acquire or explore for and develop new oil and natural gas reserves to replace those produced and sold. Our hydrocarbon reserves and revenues will decline if we are not successful in our drilling, acquisition or exploration activities. Although we have historically maintained our reserves base primarily through successful exploration and development operations, we cannot assure you that our future efforts will be similarly successful.

WE ARE SUBJECT TO CASUALTY RISKS IN OUR ONSHORE AND OFFSHORE ACTIVITIES.

    Our operations are subject to inherent casualty risks such as blowouts, fires, explosions and marine hazards. If they occur, these events could result in substantial financial losses due to personal injury, property damage, environmental discharge or suspension of operations. Because we are a relatively small oil and gas company, the impact on us of one of these events could be significant. We are not fully insured against all casualty risks incident to our business.

YOU SHOULD NOT PLACE UNDUE RELIANCE ON OUR RESERVE DATA BECAUSE THEY ARE
  ESTIMATES

    No one can measure underground accumulations of oil and gas in an exact way. Projecting future production rates and the timing of development expenditures is also an uncertain process. Accuracy of reserve estimates depends on the quality of available data and on economic, engineering and geological interpretation and judgment. As a result, our reserve estimates often differ from the quantities of oil and gas we ultimately recover. Estimates of other engineers might differ materially from those of our independent reserve engineers, Ryder Scott Company Petroleum Engineers. Ryder Scott may make material changes to reserve estimates based on changes in oil and gas prices, new technology and the results of actual drilling, testing, and production. To estimate economically recoverable reserves, we also make various assumptions regarding future oil and gas prices, production levels, and operating and development costs that may prove incorrect. Any significant variance from those assumptions could greatly affect our estimates of economically recoverable reserves and future net revenues.

                          ABOUT POGO PRODUCING COMPANY

    We are an independent oil and gas exploration and production company, based in Houston, Texas. Incorporated in 1970, we have, in recent years, established a record of increasing our proven hydrocarbon reserves, principally through exploration, exploitation and development of our properties and the selective acquisition of additional interests in producing properties in which we already have an interest. Through a portfolio of domestic and international properties, we concentrate our efforts on a mix of both offshore and onshore opportunities which provide a balanced exposure to oil and natural gas production. In recent years, we have concentrated our efforts in selected areas where we believe that our expertise, competitive acreage position, or ability to quickly take advantage of new opportunities offer the possibility of relatively high rates of return. Domestically, we have an extensive Gulf of Mexico reserve and acreage position and we are also active in the Permian Basin of southeast New Mexico and west Texas and in other selected areas of Texas and Louisiana. Through our subsidiary Thaipo Limited, we own an interest in the 734,000 acre Block B8/32 Concession license in the Gulf of Thailand where we currently serve as operator. Subject to approval by the government of Thailand, Thaipo has agreed to transfer operatorship of the Thailand concession to a subsidiary of Chevron on or about September 30, 1999. Through other subsidiaries we also own interests in approximately 142,000 gross acres in Canada, 780,000 acres in Hungary and 113,000 gross acres in the United Kingdom sector of the North Sea.

BUSINESS STRATEGY

    Our strategy is to maximize profitability and shareholder value by:

    - increasing hydrocarbon production levels, leading to increased revenues, cash flow and earnings

    - replacing and expanding our proven hydrocarbon reserves base

    - maintaining appropriate levels of debt and interest, and controlling overhead and operating costs, and

    - expanding exploration and production activities into new and promising geographic areas consistent with our expertise.

    You should consider carefully the information under the caption "Risk Factors." One or more of those risks could negatively impact our ability to implement successfully our business strategy described above.

    Pogo Producing's principal executive offices are located at the following address:

          Pogo Producing Company
           5 Greenway Plaza, Suite 2700
           Houston, Texas 77046
           (713) 297-5017

    Additional information concerning us and our subsidiaries is included in our reports and other documents incorporated by reference in this prospectus. See "Where you can Find More Information" and "Incorporation of Certain Documents by Reference."

                      WHERE YOU CAN FIND MORE INFORMATION

    We file annual, quarterly and special reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC's web site at HTTP://WWW.SEC.GOV. You may also read and copy any document we file with the SEC at its public reference facilities at 450 Fifth Street, N.W., Washington, D.C. 20549. You can also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities.

                    INCORPORATION OF DOCUMENTS BY REFERENCE

    We "incorporate by reference" into this prospectus the information we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus and information that we subsequently file with the SEC will automatically update this prospectus. We incorporate by reference the documents listed below and any filings we make with the SEC under
Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the initial filing of the registration statement that contains this prospectus and prior to the time that we sell all the securities offered by this prospectus:

    - Our Annual Report on Form 10-K for the year ended December 31, 1998;

    - Our Quarterly Report on Form 10-Q for the quarter ended March 31, 1999;

    - The description of our common stock contained in our registration statement on Form 8-A, as may be amended from time to time to update that description;

    - The descriptions of our rights associated with our common stock contained in our registration statement on Form 8-A, as may be amended from time to time to update that description.

    You may request a copy of these filings, other than an exhibit to a filing unless that exhibit is specifically incorporated by reference into that filing, at no cost, by writing to or telephoning us at the following address:

          Pogo Producing Company
           Corporate Secretary
           5 Greenway Plaza, Suite 2700
           Houston, Texas 77046
           (713) 297-5017

    You should rely only on the information incorporated by reference or in this prospectus or the applicable prospectus supplement. We have not authorized anyone else to provide you with different information. We may only use this prospectus to sell securities if it is accompanied by a prospectus supplement. We are only offering these securities in states where the offer is permitted. You should not assume that the information in this prospectus or the applicable prospectus supplement is accurate as of any date other than the dates on the front of those documents.

                           FORWARD-LOOKING STATEMENTS

    This prospectus and the accompanying prospectus supplement contain and incorporate by reference forward-looking statements. We intend the use of any of the words "anticipate," "estimate," "expect," "may," "project," "believe" and similar expressions to identify uncertainties. Although we believe the expectations reflected in those forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and we cannot assure that those expectations will prove to have been correct. Our actual results could differ materially from those anticipated in those forward-looking statements. The following are some of the factors that could cause actual results to differ from those expressed or implied in the forward-looking statements contained in this prospectus or the accompanying prospectus supplement:

    - the cyclical nature of the oil and natural gas industries

    - uncertainties associated with the United States' and worldwide economies

    - current and potential governmental regulatory actions in countries where we own an interest

    - substantial competitor production increases resulting in oversupply and declining prices

    - our ability to implement cost reductions

    - our ability to raise additional capital or sell assets

    - operating interruptions, including leaks, explosions, fires, mechanical failure, unscheduled downtime, transportation interruptions, and spills and releases and other environmental risks

    - fluctuations in foreign currency exchange rates in areas of the world where we own an interest, particularly Southeast Asia

    - covenant restrictions in our indebtedness

    - the impact of the Year 2000 issue

    Many of those factors are beyond our ability to control or predict. Management cautions against putting undue reliance on forward-looking statements or projecting any future results based on those statements or present or prior earnings levels.

    All subsequent written and oral forward-looking statements attributable to us and persons acting on our behalf are qualified in their entirety by the cautionary statements contained in this section and elsewhere in this prospectus and the accompanying prospectus supplement.

                                USE OF PROCEEDS

    Unless we inform you otherwise in any prospectus supplement, we anticipate that any net proceeds from the sale of securities under this prospectus will be used for general corporate purposes, such as:

    - repayments or refinancings of indebtedness

    - working capital

    - capital expenditures

    - acquisitions

    - repurchases or redemptions of our equity securities

    - investment in short-term securities

    Each trust will use all proceeds it receives from the sale of its securities to purchase junior subordinated debt securities from Pogo Producing.

                       RATIO OF EARNINGS TO FIXED CHARGES

    Pogo Producing's consolidated ratios of earnings to fixed charges for the periods shown are as follows:

                                                                                          YEAR ENDED DECEMBER 31,
                                                                           -----------------------------------------------------
                                                                             1994       1995       1996       1997       1998
                                                                           ---------  ---------  ---------  ---------  ---------
Ratio of earnings to fixed charges.......................................       5.1x       2.1x       4.6x       3.2x         (1)

------------------------

(1) Earnings are insufficient to cover fixed charges by $80,230,000.

    For purposes of this ratio, earnings are defined as income before income taxes plus fixed charges excluding capitalized interest. Fixed charges consist of interest expense and the estimated interest component of rent expense.

                          DESCRIPTION OF CAPITAL STOCK

AUTHORIZED AND OUTSTANDING CAPITAL STOCK

    Pogo Producing's authorized capital stock consists of:

    - 100,000,000 shares of common stock, par value $1.00 per share, of which 40,141,061 shares were issued and outstanding as of March 31, 1999

    - 2,000,000 shares of preferred stock, par value $1.00 per share, of which no shares are issued or outstanding

    We have summarized selected aspects of Pogo Producing's capital stock below. The summary is not complete. For a complete description, you should refer to Pogo Producing's Restated Certificate of Incorporation and Bylaws, which Pogo Producing has filed with the SEC and which are available upon request.

COMMON STOCK

    The holders of common stock are entitled to any dividends declared from time to time in the discretion of Pogo Producing's board of directors out of funds legally available for that purpose, subject to any preferential rights of any outstanding shares of Pogo Producing's preferred stock. Holders of common stock are entitled to share ratably in Pogo Producing's net assets upon liquidation after the liquidator pays or provides for all liabilities and any preferential liquidation rights of any preferred stock then outstanding. The rights of holders of common stock are subject to the rights of holders of any preferred stock that may be issued in the future. The holders of common stock have no preemptive rights to purchase additional shares of Pogo Producing's capital stock. Shares of common stock are not subject to any redemption or sinking fund provisions and are not convertible into any other securities. All of Pogo Producing's outstanding shares of common stock are validly issued, fully paid and non-assessable.

    The holders of shares of common stock are entitled to one vote for each share held on all matters submitted to a vote of holders of common stock. Pogo Producing's common stock does not have cumulative voting rights. This means that the holders of a majority of the shares of common stock outstanding can elect all the directors standing for election at any given time if they choose to do so. If that happens, the holders of the remaining shares will not be able to elect any directors.

PREFERRED STOCK

    Pogo Producing's board of directors is empowered, without approval of the stockholders, to cause shares of preferred stock to be issued in one or more series, with the number of shares of each series and the rights, preferences and limitations of each series to be determined by it. Among the specific matters that may be determined by Pogo Producing's board of directors are:

    - the description and number of shares to constitute each series

    - the annual dividend rate

    - whether the dividends will be cumulative

    - the time and price of redemption and the liquidation preference applicable to the series

    - whether the series will be subject to the operation of a "sinking" or "purchase" fund and, if so, the terms and provisions of that fund

    - whether the shares of that series will be convertible into shares of any other class or classes and the terms and provisions of those conversion rights

    - any voting powers of the shares of that series

    Pogo Producing's board of directors may change the designation, rights, preferences, descriptions and terms of, and the number of shares in, any series if no shares have been issued before that time.

    The issuance of one or more series of our preferred stock could adversely affect the voting power of the holders of Pogo Producing's common stock and could have the effect of discouraging or making more difficult any attempt by a person or group to obtain control of Pogo Producing.

    Pogo Producing's board of directors has reserved for issuance under Pogo Producing's stockholder rights plan described below a total of 1,000,000 shares of Pogo Producing's Series A preferred stock. Pogo Producing has not issued any shares of Series A preferred stock as of the date of this prospectus.

LISTINGS

    Pogo Producing's common stock is traded on the New York Stock Exchange and the Pacific Stock Exchange under the symbol "PPP".

TRANSFER AGENT AND REGISTRAR

    The transfer agent and registrar for the common stock is Harris Trust Company of New York, New York.

STOCKHOLDER RIGHTS PLAN

    Pogo Producing has a stockholder rights plan under which one preferred share purchase right is attached to each outstanding share of Pogo Producing's common stock. Those rights become exercisable under specified circumstances, including any person or group (an "acquiring person") becoming the beneficial owner of 20% or more of Pogo Producing's outstanding common stock, subject to specified exceptions. Each right entitles the registered holder to purchase from Pogo Producing one one-hundredth of a share of Series A preferred stock at an exercise price of $80, subject to adjustment under specified circumstances. If events specified in the stockholder rights plan occur, each holder of rights other than the acquiring person can exercise their rights. When a holder exercises a right, the holder will be entitled to receive common stock valued at twice the exercise price of the right. In some cases, the holder will receive cash, property or other securities instead of common stock. Pogo Producing may redeem the rights for $0.01 per right at any time prior to the tenth day after a person or group becomes an acquiring person. The stockholder rights plan and the rights expire in April 2004.

DELAWARE LAW AND CERTAIN CHARTER AND BYLAW PROVISIONS

    As permitted by the Delaware corporations statute, Pogo Producing has included in its Restated Certificate of Incorporation a provision that, to the fullest extent permitted by that statute, Pogo Producing's directors will not be liable for monetary damages for breach of their fiduciary duty of care to Pogo Producing and its stockholders. The Restated Certificate of Incorporation provides that directors of a company will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except for liability:

    - for any breach of their duty of loyalty to Pogo Producing or its stockholders

    - for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law

    - under Section 174 of the Delaware corporations statute regarding unlawful payments of dividends or unlawful stock repurchases or redemptions or

    - for any transaction from which the director derived an improper personal benefit

This provision also does not affect a director's responsibilities under any other laws, such as the federal securities laws or state or federal environmental laws.

    Pogo Producing's Bylaws also require Pogo Producing to indemnify its directors, officers, employees or other agents to the fullest extent permitted by the Delaware corporations statute, and to advance expenses to its officers and directors as incurred. In addition, Pogo Producing has in place employment agreements with some of its officers providing coverage that is substantially identical to the indemnification provisions in the Bylaws.

ANTI-TAKEOVER PROVISIONS

    The provisions of Pogo Producing's Restated Certificate of Incorporation summarized in the succeeding paragraphs may have an anti-takeover effect. Those provisions may delay, defer or prevent a tender offer or takeover attempt that stockholders might consider in their best interest, including those attempts that might result in a premium over the market price for the shares of common stock held by stockholders.

    Before Pogo Producing can take any of the following actions, holders of at least 80% of Pogo Producing's outstanding shares of common stock must vote in favor of that action:

    - a merger or similar reorganization of Pogo Producing or other specified transactions involving Pogo Producing if the other party to that transaction already beneficially owns 5% or more of Pogo Producing's outstanding common stock and Pogo Producing's board of directors has not approved the transaction prior to the time at which the other party becomes a 5% beneficial owner

    - an amendment to Pogo Producing's Restated Certificate of Incorporation to alter or change the provision establishing a "classified" board of directors, elected approximately one-third annually

    - an amendment to the foregoing and other specified provisions of the Restated Certificate of Incorporation

    Pogo Producing's board of directors is divided into three classes having staggered terms, with approximately one-third of the directors being elected annually for a term of three years. Pogo Producing's capital stock has noncumulative voting rights, meaning that the holders of more than 50% of the voting power of the shares voting for the election of directors can elect 100% of the directors if they choose to do so. If that happens, the holders of the remaining less-than-50% of the voting power of the shares voting for the election of directors will not be able to elect any directors.

    Pogo Producing's board of directors may establish by resolution one or more additional series of preferred stock having the number of shares, designation, relative voting rights, dividend rates, liquidation and other rights, preferences and limitations as may be fixed by the board of directors without any further stockholder approval. Those rights, preferences, privileges and limitations could impede or discourage attempts to acquire control of Pogo Producing. See "--Stockholder Rights Plan."

    Pogo Producing's Restated Certificate of Incorporation and Bylaws further provide that:

    - stockholders may act only at an annual or special meeting of stockholders and may not act by written consent

    - special meetings of stockholders cannot be called by the stockholders

    Pogo Producing's Bylaws establish advance notice procedures for the nomination, other than by or at the direction of the board of directors or a committee of the board, of candidates for election as directors and for matters to be brought before an annual meeting of Pogo Producing's stockholders. These procedures require a stockholder to give timely notice of any nomination for the election of a director in writing to Pogo Producing's Secretary prior to the meeting at which directors are to be elected. Also, at an annual meeting, and subject to any other applicable requirements, the only business that may be conducted is generally business that is brought by or at the direction of Pogo Producing's board of directors or by or at the direction of a stockholder who has given Pogo Producing's Secretary timely written notice of that stockholder's intention to bring that business before the meeting. For a notice to be timely, Pogo Producing must receive the notice at its principal executive offices not less than 80 days nor more than 110 days prior to the meeting. However, if Pogo Producing provides fewer than 90 days' notice or prior public disclosure of the meeting date, then the stockholder's notice will only be considered timely if Pogo Producing receives the notice at its principal executive offices not later than the 10th day following the day on which Pogo Producing mails the notice or makes the public disclosure about the meeting date. The notice must contain the information specified in the Bylaws.

    Pogo Producing is a Delaware corporation and is subject to Section 203 of the Delaware corporations statute. In general, Section 203 prevents an "interested stockholder" from engaging in a merger or other "business combination", as defined in the statute, with a Delaware corporation for three years following the date the person became an interested stockholder unless one of the following circumstances exists:

    - before the person became an interested stockholder, the board of directors of the corporation approved the transaction in which the interested stockholder became an interested stockholder or approved the business combination

    - upon consummation of the transaction that resulted in the interested stockholder's becoming an interested stockholder, the interested stockholder owns at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced; however, the 85% calculation excludes stock held by directors who are also officers of the corporation and by employee stock plans that do not provide employees with the rights to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer

    - following the transaction in which the person became an interested stockholder, the business combination is approved by the board of directors of the corporation and authorized at a meeting of stockholders by the affirmative vote of the holders of two-thirds of the outstanding voting stock of the corporation not owned by the interested stockholder

An "interested stockholder" is defined generally as a person owning 15% or more of a corporation's outstanding voting stock. Section 203 also provides that there are some other circumstances in which the restrictions described above do not apply. The foregoing summary of Section 203 is not complete. For a complete description, you should refer to Section 203.

                                   THE TRUSTS

    GENERAL

    Each of Pogo Trust I and Pogo Trust II is a Delaware business trust. The principal office of each trust is c/o Pogo Producing Company, 5 Greenway Plaza, Suite 2700, Houston, Texas 77046, and the telephone number is (713) 297-5000.

    Pogo Producing will own all the common securities of each trust. Each trust will use the proceeds from the sale of the preferred securities and the common securities to purchase a series of Pogo Producing's junior subordinated debt securities. The trusts exist only to issue the preferred and common securities, invest in and hold Pogo Producing's junior subordinated debt securities and engage in related activities.

    There are five trustees of each trust. Three of them, referred to as regular trustees, will be officers of Pogo Producing. Wilmington Trust Company will serve as the other two trustees, acting as the property trustee and as the Delaware trustee.

    The prospectus supplement will provide you with additional information about the issuing trust and its trustees.

    PREFERRED SECURITIES

    Each preferred security represents an undivided beneficial interest in the assets of the trust. Each preferred security will entitle the holder to receive cash distributions as described in this prospectus and in the prospectus supplement.

    The prospectus supplement will provide you with additional information about the preferred securities.

                    DESCRIPTION OF THE PREFERRED SECURITIES

    Each trust may issue only one series of preferred securities. Pogo Producing will describe the terms of that series in the prospectus supplement. The terms of the preferred securities will include those stated in the amended and restated declaration of trust and those made a part of that declaration by the Trust Indenture Act of 1939. For a complete description of the preferred securities, Pogo Producing encourages you to read the prospectus supplement and the amended and restated declaration of trust, a form of which Pogo Producing has filed with the SEC. Please read "Where You Can Find More Information."

    Pogo Producing will guarantee the preferred securities to the extent described under "Description of the Preferred Securities Guarantees." The prospectus supplement relating to preferred securities being offered will include specific terms relating to the offering. These terms will include some or all of the following:

    - the designation of the preferred securities

    - the number of preferred securities issued by the trust

    - the annual distribution rate, the distribution payment dates and the record dates for distribution payments

    - whether distributions will be cumulative and, if so, the dates from which distributions will be cumulative

    - the amounts that will be paid out of the assets of the trust to the holders of preferred securities upon dissolution, winding-up or termination of the trust

    - any repurchase or redemption provisions

    - any voting rights of the preferred securities in addition to those required by law

    - terms for any conversion or exchange of the preferred securities into other securities

    - any rights to defer distributions on the preferred securities by extending the interest payment period on the junior subordinated debt securities

    - any other relevant terms, rights, preferences, privileges, limitations or restrictions of the preferred securities

Pogo Producing also will describe in the prospectus supplement United States federal income tax considerations applicable to any offering of preferred securities.

    When it issues preferred securities, each trust also will issue one series of common securities with the terms established in the declaration of trust. Pogo Producing will own all the common securities directly or indirectly. The common securities will have the right to vote and to appoint, remove and replace any trustee of the trust. The terms of the common securities will be substantially identical to the terms of the preferred securities. The common securities will rank equally with the preferred securities, and the trust will make payments on the common securities on a pro rata basis with the preferred securities. If an event of default under the declaration of trust occurs and is continuing, however, the rights of a holder of common securities to payment of distributions and payments upon liquidation, redemption and maturity will rank junior to the rights of a holder of preferred securities. An event of default under the declaration of trust will occur upon the occurrence of an event of default under the junior subordinated debentures.

                         DESCRIPTION OF THE GUARANTEES

    Pogo Producing will guarantee the following:

    - periodic cash distributions on the preferred securities out of funds held by the property trustee of the trust

    - payments on liquidation of each trust

    - payments on redemption of preferred securities of each trust

Wilmington Trust Company, as guarantee trustee, will hold the guarantee for the benefit of the holders of preferred securities.

    Pogo Producing has summarized selected provisions of the guarantees below. This summary is not complete. For a complete description, Pogo Producing encourages you to read the guarantee, which Pogo Producing has filed with the SEC. Please read "Where You Can Find More Information."

GENERAL

    Pogo Producing will agree to pay you in full the following amounts if they are not paid by the trust:

    - any accumulated and unpaid distributions on preferred securities and any redemption price for preferred securities called for redemption by the trust

    - payments upon the dissolution, winding-up or termination of the trust equal to the lesser of:

       - the liquidation amount plus all accumulated and unpaid distributions on the preferred securities to the extent the trust has funds legally available for those payments and

       - the amount of assets of the trust remaining legally available for distribution to the holders of preferred securities in liquidation of the trust

        Pogo Producing will not be required to make these liquidation payments if:

       - the trust distributes the junior subordinated debentures to the holders of preferred securities in exchange for their preferred securities or

       - the trust redeems the preferred securities upon the maturity or redemption of the junior subordinated debt securities

Pogo Producing may satisfy its obligation to make a guarantee payment either by making payment directly to the holders of preferred securities or by causing the applicable trust to make the payment to them.

    Each guarantee is a guarantee from the time of issuance of the applicable series of preferred securities. THE GUARANTEE ONLY COVERS, HOWEVER, DISTRIBUTIONS AND OTHER PAYMENTS ON PREFERRED SECURITIES IF AND TO THE EXTENT THAT POGO PRODUCING HAS MADE CORRESPONDING PAYMENTS ON THE JUNIOR SUBORDINATED DEBT SECURITIES TO THE APPLICABLE PROPERTY TRUSTEE. IF POGO PRODUCING DOES NOT MAKE THOSE CORRESPONDING PAYMENTS, THAT TRUSTEE WILL NOT MAKE DISTRIBUTIONS ON THE PREFERRED SECURITIES AND THE TRUST WILL NOT HAVE FUNDS AVAILABLE FOR PAYMENTS.

    Pogo Producing's obligations under the declaration of trust for each trust, the guarantees, the junior subordinated debt securities and the indenture will provide a full and unconditional guarantee on a subordinated basis of payments due on the preferred securities.

COVENANTS OF POGO PRODUCING

    In each guarantee, Pogo Producing will agree that, as long as any preferred securities issued by the applicable trust are outstanding, Pogo Producing will not make the payments and distributions described below if either:

    - it is in default on its guarantee payments or other payment obligations under the related guarantee

    - any event of default under the applicable declaration of trust has occurred or

    - Pogo Producing has elected to defer payments of interest on the junior subordinated debt securities by extending the interest payment period and that deferral period is continuing

In these circumstances, Pogo Producing will agree that it will not:

    - declare or pay any dividends on its capital stock or redeem, purchase, acquire or make a distribution or liquidation payment with respect to its capital stock other than:

       - dividends or distributions in shares of, or options, warrants, rights to subscribe for or purchase shares of, its common stock

       - transactions relating to a shareholders' rights plan

       - as a result of a reclassification of its capital stock or the exchange or conversion of one class or series of its capital stock for another class or series of its capital stock

       - the payment of accrued dividends and the purchase of fractional share interests upon conversion or exchange of its capital stock

       - purchases of its shares of common stock related to benefit plans, dividend reinvestment plans or stock purchase plans

    - make any payments on or repay, repurchase or redeem any debt that ranks equally with or junior to the junior subordinated debt securities

    - make any guarantee payments on any guarantee by Pogo Producing of the debt of any of its subsidiaries, other than a payment under a guarantee related to a series of the trust preferred securities, if that guarantee ranks equally with or junior to the junior subordinated debt securities

In addition, as long as preferred securities issued by any trust are outstanding, Pogo Producing will agree that it will:

    - remain the sole direct or indirect owner of all the outstanding common securities of that trust, except as permitted by the applicable declaration of trust

    - permit the common securities of that trust to be transferred only as permitted by the declaration of trust, except to a successor of Pogo Producing under the indenture for the junior subordinate debt securities

    - use reasonable efforts to cause that trust to continue to be treated as a grantor trust for United States federal income tax purposes, except in connection with a distribution of junior subordinated debt securities to the holders of preferred securities as provided in the declaration of trust

AMENDMENTS AND ASSIGNMENT

    Pogo Producing may amend each guarantee without the consent of any holder of preferred securities if the amendment does not adversely affect the rights of the holders in any material respect. In all other cases, Pogo Producing may amend each guarantee only with the prior approval of the holders of at least a majority in liquidation amount of the outstanding preferred securities issued by the applicable trust. The manner in which Pogo Producing will obtain that approval will be described in the prospectus supplement.

    Pogo Producing may assign its obligations under the guarantees only in connection with a consolidation, merger or asset sale involving Pogo Producing permitted under the indenture.

TERMINATION OF THE GUARANTEE

    A guarantee will terminate upon:

    - full payment of the redemption price of all preferred securities of the applicable trust

    - distribution of the junior subordinated debt securities to the holders of the preferred securities and common securities of that trust in exchange for all the securities issued by that trust or

    - full payment of the amounts payable upon liquidation of that trust

Each guarantee will, however, continue to be effective or will be reinstated if any holder of preferred securities must repay any amounts paid on those preferred securities or under the guarantee.

STATUS OF THE GUARANTEE

    Pogo Producing's obligation under each guarantee to make guarantee payments will be:

    - unsecured

    - subordinated and junior in right of payment to all its other liabilities, including the junior subordinated debt securities, except those liabilities made equal or subordinate to the guarantee by their terms

    - senior to the following:

       - all of Pogo Producting's capital stock other than its most senior preferred shares and

       - any guarantee entered into by Pogo Producing relating to its capital stock other than its most senior preferred shares

Each guarantee will rank equal to Pogo Producing's most senior preferred shares issued from time to time. Pogo Producing's obligations under each guarantee will rank equally with obligations under other guarantee agreements that Pogo Producing may enter into from time to time if both:

    - the agreements are in substantially the form of the preferred securities guarantee and provide for comparable guarantees by Pogo Producing of payment on preferred securities issued by other trusts or financing vehicles of Pogo Producing and

    - the debt relating to those preferred securities are junior subordinated, unsecured indebtedness of Pogo Producing

Pogo Producing's obligations under each guarantee will be effectively junior to all debt and preferred stock of its subsidiaries. By your acceptance of the preferred securities, you agree to the subordination provisions and other terms of the related guarantee.

    Each guarantee will constitute a guarantee of payment and not merely of collection. This means that you may institute a legal proceeding directly against Pogo Producing to enforce your payment rights under the guarantee without first instituting a legal proceeding against any other person or entity.

    Pogo Producing will deposit each guarantee with the guarantee trustee, acting in its additional role as indenture trustee, to be held for the benefit of the holders of preferred securities. The guarantee trustee will have the right to enforce the guarantee on behalf of those holders. In most cases, the holders of a majority in liquidation amount of the preferred securities issued by the applicable trust will have the right to direct the time, method and place of:

    - conducting any proceeding for any remedy available to the applicable guarantee trustee or

    - exercising any trust or other power conferred upon that guarantee trustee under the applicable guarantee

    If the guarantee trustee fails to enforce the guarantee, you may institute a legal proceeding directly against Pogo Producing to enforce your rights under that guarantee without first instituting a legal proceeding against the applicable trust, the guarantee trustee or any other person or entity.

MISCELLANEOUS

    Pogo Producing will be required to provide annually to the guarantee trustee a statement as to its performance of its obligations and its compliance with all conditions under the guarantee.

    The guarantee trustee normally will perform only those duties specifically given to it in the applicable guarantee. There are no implied covenants in the guarantee. If a default occurs on a guarantee, the guarantee trustee will use the same degree of care and skill in exercise of its powers under the guarantee as a prudent man would exercise or use under the circumstances in the conduct of his own affairs. The guarantee trustee will become obligated to exercise any of its rights or powers under the guarantee at the request or direction of any holder of the applicable series of preferred securities only if it is offered security and indemnity satisfactory to it.

GOVERNING LAW

    New York law will govern the guarantees.

             DESCRIPTION OF THE JUNIOR SUBORDINATED DEBT SECURITIES

    Pogo Producing may issue from time to time one or more series of junior subordinated debt securities under an indenture between it and Wilmington Trust Company, as indenture trustee. Pogo Producing has summarized selected provisions of the indenture and the junior subordinated debt securities below. This summary is not complete. For a complete description, Pogo Producing encourages you to read the indenture, a form of which Pogo Producing has filed with the SEC. Please read "Where You Can Find More Information."

GENERAL

    The junior subordinated debt securities will be the unsecured junior subordinated obligations of Pogo Producing. The indenture does not limit the amount of debt securities that Pogo Producing may issue under the indenture or the amount of additional debt that Pogo Producing or any of its subsidiaries may incur. In any liquidation, reorganization or insolvency proceeding involving Pogo Producing, the rights of Pogo Producing and its creditors, including the holders of junior subordinated debt securities, will be effectively junior to the claims of holders of any debt or preferred stock of Pogo Producing's subsidiaries.

    Pogo Producing may issue junior subordinated debt securities under the indenture from time to time in one or more series, each in an amount Pogo Producing authorizes prior to issuance. If Pogo Producing issues junior subordinated debt securities to a trust in connection with the issuance of preferred and common securities by that trust, those junior subordinated debt securities subsequently may be distributed pro rata to the holders of the preferred and common securities either:

    - upon the dissolution of the trust at the election of Pogo Producing or

    - upon the occurrence of events that Pogo Producing will describe in the prospectus supplement

Pogo Producing will issue only one series of junior subordinated debt securities to each trust.

    The prospectus supplement will include specific terms relating to the junior subordinated debt securities. These terms will include some or all of the following:

    - the designation of the debt securities

    - any maximum total principal amount of the debt securities that Pogo Producing may issue

    - the purchase price of and any premium on the debt securities

    - the date or dates on which the principal of the debt securities will be payable and the right to shorten, extend or defer the dates

    - the interest rate, whether fixed or variable, the date from which interest will accrue, interest payment dates and record dates for interest payments

    - any right to extend or defer the interest payment periods and the duration of the extension

    - any provisions for redemption at Pogo Producing's option

    - any provisions that would obligate Pogo Producing to redeem or purchase the debt securities

    - any provisions for exchange, conversion or prepayment of the debt securities

    - any material United States federal income tax consequences

    - whether and under what circumstances Pogo Producing will pay any additional amounts on the debt securities and whether Pogo Producing will have the option to redeem the debt securities rather than pay the additional amounts

    - whether payments on the debt securities will be made without deduction for taxes, assessments or governmental charges

    - the form of the debt securities

    - any changes or additions to the events of default or covenants described in this prospectus

    - whether Pogo Producing will issue the debt securities in the form of one or more global securities and the identity of any depositary

    - any other terms of that series of debt securities

    Unless Pogo Producing informs you otherwise in the prospectus supplement, it will issue the junior subordinated debt securities:

    - in United States dollars

    - in fully registered form

    - without coupons

    - in denominations of $50 or integral multiples of $50

    Holders of junior subordinated debt securities may present them for exchange and for transfer as described in the indenture and the prospectus supplement. Pogo Producing will not impose a service charge for any registration of transfer or exchange of the debt securities. Pogo Producing may, however, require the payment of any tax or other governmental charge payable for that registration.

    Pogo Producing may sell the junior subordinated debt securities at a discount, which may be substantial, below their stated principal amount. These debt securities may bear no interest or interest at a rate that at the time of issuance is below market rates. The prospectus supplement will describe any material United States federal income tax consequences and other special considerations.

COVENANTS OF POGO PRODUCING APPLICABLE TO THE JUNIOR SUBORDINATED DEBT
  SECURITIES

    In the indenture, Pogo Producing will agree that, as long as any preferred securities issued by the applicable trust are outstanding, Pogo Producing will not make the payments and distributions described below if either:

    - it is in default on its guarantee payments or other payment obligations under the related guarantee

    - any event of default under the indenture with respect to the applicable series of junior subordinated debt securities has occurred or

    - Pogo Producing has elected to defer payments of interest on those debt securities by extending the interest payment period and that deferral period is continuing

In these circumstances, Pogo Producing will agree that it will not:

    - declare or pay any dividends on its capital stock or redeem, purchase, acquire or make a distribution or liquidation payment with respect to its capital stock other than:

       - dividends or distributions in its shares of, or options, warrants, rights to subscribe for or purchase its shares of, its common stock

       - transactions relating to a shareholders' rights plan

       - as a result of a reclassification of its capital stock or the exchange or conversion of one class or series of its capital stock for another class or series of its capital stock

       - the payment of accrued dividends and the purchase of fractional share interests upon conversion or exchange of its capital stock

       - purchases of its common stock related to benefit plans, dividend reinvestment plans or stock purchase plans

    - make any payments on or repay, repurchase or redeem any debt that ranks equally with or junior to the junior subordinated debt securities

    - make any guarantee payments on any guarantee by Pogo Producing of the debt of any of its subsidiaries, other than a payment under a guarantee related to a series of the trust preferred securities, if that guarantee ranks equally with or junior to the junior subordinated debt securities

In addition, as long as preferred securities issued by any trust are outstanding, Pogo Producing will agree that it will:

    - remain the sole direct or indirect owner of all the outstanding common securities of that trust, except as permitted by the applicable declaration of trust

    - permit the common securities of that trust to be transferred only as permitted by the declaration of trust, except to a successor of Pogo Producing under the indenture

    - comply with its obligations and agreements in the declaration of trust

    - use reasonable efforts to cause that trust to continue to be treated as a grantor trust for United States federal income tax purposes, except in connection with a distribution of junior subordinated debt securities to the holders of preferred securities as provided in the declaration of trust

SUBORDINATION

    Payment of principal of, any premium and interest on the junior subordinated debt securities will generally be subordinated and junior in right of payment to the prior payment in full of all current and future senior debt of Pogo Producing.

    Pogo Producing may make no payment of principal, any premium or interest on the junior subordinated debt securities if:

    - it is in default on its obligation to pay the principal, premium, interest or any other amounts on any senior debt

    - the maturity of any senior debt has been accelerated because of a default

This restriction on payment will continue until the default is cured or waived or ceases to exist or until Pogo Producing has discharged or paid the accelerated senior debt in full.

    If the maturity of the junior subordinated debt securities is accelerated, Pogo Producing will make no payments on those debt securities until the holders of all senior debt are paid in full, including any amounts due upon acceleration.

    The subordination does not affect Pogo Producing's obligation to pay, when due, principal of, any premium and interest on the junior subordinated debt securities. Pogo Producing's obligation to pay is absolute and unconditional. In addition, the subordination does not prevent the occurrence of any default under the indenture.

    The indenture will not limit the amount of senior debt that Pogo Producing may incur. As a result of the subordination of the junior subordinated debt securities, if Pogo Producing became insolvent, holders of junior subordinated debt securities may receive less on a proportionate basis than other creditors.

    Senior debt generally means all notes or other indebtedness, including guarantees, of Pogo Producing for money borrowed and similar obligations, unless the indebtedness:

    - is without recourse

    - states that it is subordinated to or equal with the junior subordinated debt securities

INDENTURE EVENTS OF DEFAULT

    The following are events of default with respect to a series of junior subordinated debt securities:

    - failure to pay interest on that series of debt securities for 90 days, unless Pogo Producing has validly extended the interest payment period

    - failure to pay principal of or any premium on that series of debt securities when due

    - failure to deposit any sinking fund payment for 90 days

    - failure to comply in any material respect with any other covenant or agreement in the indenture for that series of debt securities for 90 days after written notice to Pogo Producing by the indenture trustee or by the holders of at least 25% in principal amount of the outstanding debt securities of that series; however, this provision does not include any agreement, covenant or provision that is included in the indenture solely for the benefit of other series of junior subordinated debt securities

    - bankruptcy, insolvency or reorganization events of Pogo Producing

    - any other event of default applicable to that series of debt securities

    If an event of default for any series of junior subordinated debt securities occurs and is continuing, the indenture trustee or the holders of at least 25% in principal amount of the outstanding debt securities of the series affected by the default may declare the principal of those debt securities to be due and payable. The holders of a majority in principal amount of the outstanding junior subordinated debt securities of the series affected by the default may rescind the accelerated payment requirement and waive the default if Pogo Producing:

    - has cured default and

    - has deposited with the indenture trustee an amount sufficient to pay all matured installments of interest and principal, except those caused by the acceleration, and any premium

    In most cases, holders of a majority in principal amount of the outstanding junior subordinated debt securities of a series may direct the time, method and place of:

    - conducting any proceeding for any remedy available to the indenture trustee or

    - exercising any trust or power conferred on the indenture trustee with respect to that series

    The holders of a majority in principal amount of the outstanding junior subordinated debt securities of a series may waive any past default with respect to those debt securities. Those holders may waive any default in the payment of principal, any premium or interest, however, only if Pogo Producing:

    - has cured default and

    - has deposited with the indenture trustee an amount sufficient to pay all matured installments of interest and principal, except those caused by acceleration, and any premium

In addition, those holders may not waive any call for redemption of the junior subordinated debt securities of that series.

    The indenture requires Pogo Producing to file annually with the indenture trustee a certificate as to its compliance with the conditions and covenants contained in the indenture.

    An event of default under the indenture for a series of junior subordinated debt securities will constitute an event of default under the declaration of trust for the applicable series of preferred securities. A holder of preferred securities may directly institute a proceeding against Pogo Producing for enforcement of payment to that holder of principal, any premium or interest if:

    - an event of default under the applicable declaration of trust has occurred and is continuing and

    - that event of default is attributable to Pogo Producing's failure to pay principal, any premium or interest on the applicable series of junior subordinated debt securities when due

In any such proceeding, Pogo Producing will be subrogated to the rights of the holder under the applicable declaration of trust to the extent of any payment Pogo Producing makes to the holder in the proceeding. Except as described in the preceding sentences or in the prospectus supplement, the holders of preferred securities will not be able to exercise directly any other remedy available to the holders of the junior subordinated debt securities.

MODIFICATION OF THE INDENTURE

    Pogo Producing and the indenture trustee may amend or supplement the indenture if the holders of a majority in principal amount of the outstanding junior subordinated debt securities of all series issued under the indenture and affected by the amendment or supplement, acting as one class, consent to it. Without the consent of the holder of each debt security affected, however, no amendment or supplement may:

    - extend the fixed maturity of the debt security

    - reduce the principal amounts of the debt security

    - reduce the rate of or extend the time for payment of interest on the debt security

    - reduce any premium payable on the redemption of the debt security

    - reduce the amount of debt securities whose holders must consent to an amendment, supplement or waiver

    Pogo Producing and the indenture trustee may amend or supplement the indenture without the consent of any holders of junior subordinated debt securities:

    - to provide for the assumption of Pogo Producing's obligations under the indenture by a successor upon any merger, consolidation or asset transfer

    - to add additional covenants, restrictions, conditions or provisions for the protection of the holders of the debt securities

    - to cure any ambiguity or to correct or supplement any defect or inconsistency

    - to change any provision of the indenture effective after there are no outstanding debt securities of any series entitled to the benefit of that provision

    - to provide for the issuance of debt securities in coupon form

    - to provide for the acceptance of a successor trustee

    - to qualify or maintain the qualification of the indenture under the Trust Indenture Act of 1939

    - to establish the form or terms of a series of debt securities

    - to make any change that does not adversely affect the rights of any holder of debt securities in any material respect

BOOK-ENTRY AND SETTLEMENT

    Pogo Producing may issue the junior subordinated debt securities of a series in the form of one or more global debt securities that would be deposited with a depositary or its nominee identified in the prospectus supplement. The prospectus supplement will describe:

    - any circumstances under which beneficial owners may exchange their interests in a global debt security for certificated junior subordinated debt securities of the same series with the same total principal amount and the same terms

    - the manner in which Pogo Producing will pay principal of and any premium and interest on a global debt security

    - the terms of any depositary arrangement and the rights and limitations of owners of beneficial interests in any global debt security

CONSOLIDATION, MERGER AND SALE

    The indenture generally permits a consolidation or merger between Pogo Producing and another entity. It also permits the sale by Pogo Producing of all or substantially all of its assets. Pogo Producing has agreed, however, that it will consolidate with or merge into any entity or transfer or dispose of all or substantially all of its assets to any entity only if:

    - Pogo Producing is the continuing corporation, or

    - if Pogo Producing is not the continuing corporation, the successor is organized and existing under the laws of any United States jurisdiction and assumes all of Pogo Producing's obligations under the indentures and the junior subordinated debt securities, and

    - in either case, immediately after giving effect to the transaction, no event of default, and no event which, after notice of lapse of time or both, would become an event of default, has occurred and is continuing

DEFEASANCE AND DISCHARGE

    When Pogo Producing uses the term defeasance, it means discharge from the obligations under the indenture. Pogo Producing will be discharged from its obligations with respect to the junior subordinated debt securities of a series if:

    - Pogo Producing deposits with the indenture trustee funds or U.S. government securities sufficient to make all of the required payments on the junior subordinated debt securities of that series on the dates those payments are due and payable

    - that deposit does not result in a breach of or default under any of Pogo Producing's agreements and

    - no event or condition under the subordination provisions described above prevents Pogo Producing from making payments on the debt securities of that series on the date of the deposit

    Unless Pogo Producing informs you otherwise in the prospectus supplement, Pogo Producing also will be required to deliver to the indenture trustee an opinion of counsel that the deposit and related defeasance would not cause the holders of the junior subordinated debt securities to recognize income, gain or loss for United States federal income tax purposes and would not otherwise alter those holders' U.S. federal income tax treatment of principal, premium and interest payments on those debt securities.

GOVERNING LAW

    New York law will govern the indenture and the junior subordinated debt securities.

INFORMATION ABOUT THE INDENTURE TRUSTEE

    Wilminton Trust Company is the trustee under the indenture. Its address is 1100 North Market Street, Wilmington, Delaware 19810.

    If an event of default occurs and is continuing, the trustee will be required to use the degree of care and skill of a prudent man in the conduct of his own affairs. The trustee will become obligated to exercise any of its powers under the indenture at the request of any of the holders of any junior subordinated debt securities only after those holder have offered the trustee indemnity reasonably satisfactory to it.

ASSIGNMENT

    Pogo Producing may at any time assign any of its rights or obligations under the indenture to an affiliate. Pogo Producing will, however, remain liable for all its obligations. Pogo Producing also may assign the indenture to a successor in a merger, consolidation or asset sale involving Pogo Producing permitted under the indenture.

                              PLAN OF DISTRIBUTION

    Pogo Producing may sell any series of junior subordinated debt securities and each trust may sell its preferred securities in any of the following three ways, or in any combination of those ways:

    - through underwriters or dealers

    - directly to a limited number of purchasers or to a single purchaser or

    - through agents

    The prospectus supplement for any securities will describe the terms of the offering of those securities, including:

    - the name or names of any underwriters, dealers or agents and the respective amounts of the securities underwritten or purchased by each of them

    - the initial public offering price of those securities and the proceeds to Pogo Producing or the trust from that sale

    - any discounts, commissions or other items constituting compensation from Pogo Producing or the trust and any discounts, commissions or concessions allowed or reallowed or paid to dealers and

    - any securities exchanges on which those securities may be listed

Pogo Producing or the applicable trust may change from time to time the offering price and any discounts or concessions allowed or reallowed or paid to dealers.

    If Pogo Producing or the trusts use underwriters to sell any of the securities, the underwriters will acquire those securities for their own account and may resell those securities from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices the underwriters determine at the time of sale. The underwriters may sell those securities to the public directly or through underwriting syndicates that managing underwriters represent. Unless the prospectus supplement informs you otherwise, the obligations of the underwriters to purchase those securities will be subject to conditions precedent. If the underwriters purchase any of the securities they will be obligated to purchase all of them.

    Pogo Producing and the trusts may sell the securities directly or through agents it designates from time to time. The related prospectus supplement will name any agent involved in the offer or sale of securities under this prospectus and will disclose any commissions Pogo Producing or the trust will pay to those agents. Unless the prospectus supplement informs you otherwise, those agents will be acting on a best efforts basis for the period of their appointment.

    If so indicated in the prospectus supplement, Pogo Producing or the applicable trust will authorize underwriters, dealers or agents to solicit offers by specified purchasers to purchase the securities from Pogo Producing or the trust at the public offering price specified in the prospectus supplement under delayed delivery contracts providing for payment and delivery on a future date. Those contracts will be subject only to the conditions the prospectus supplement specifies. The prospectus supplement will disclose the commission Pogo Producing or the trust will pay for solicitation of those contracts.

    Agents and underwriters may be entitled under agreements entered into with Pogo Producing and the applicable trust to indemnification by Pogo Producing or that trust against specified civil liabilities, including liabilities under the Securities Act of 1933, or to contribution for payment that others may require the agents or underwriters to make in respect of those liabilities. Agents and underwriters may be customers or, engage in transactions with, or perform services for Pogo Producing or any of its affiliates in the ordinary course of business.

    Some persons participating in the offering of the securities may engage in transactions that stabilize, maintain or otherwise affect the price of those securities. In connection with the offering, the underwriters or agents, as the case may be, may purchase and sell the securities in the open market. These transactions may include overallotment and stabilizing transactions and purchases to cover syndicate short positions created in connection with the offering. Stabilizing transactions consist of bids or purchases for the purpose of preventing or retarding a decline in the market price of the securities. Syndicate short positions involve the sale by the underwriters or agents, as the case may be, of a greater number of securities than they are required to purchase from Pogo Producing or the trust in the offering. The underwriters may also impose a penalty bid, whereby the syndicate may reclaim selling concessions allowed to syndicate members or other broker-dealers for the securities sold for their account if the syndicate repurchases those securities in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the securities, which may be higher than the price that might otherwise prevail in the open market. Any person that commences these activities may discontinue them at any time. Those persons may effect those transactions on the New York Stock Exchange, on the Pacific Stock Exchange, in the over-the-counter market or otherwise. For a description of these activities, see "Plan of Distribution" or "Underwriting" in the relevant prospectus supplement.

    Unless the prospectus supplement informs you otherwise, we do not intend to list any of the securities on a national securities exchange. Neither Pogo Producing nor the trusts can give any assurance that there will be a market for the securities.

                                 LEGAL MATTERS

    Unless the prospectus supplement informs you otherwise, Richards, Layton & Finger, P.A., Wilmington, Delaware, special Delaware counsel to the trusts and Pogo Producing, will pass upon various legal matters of Delaware law relating to the validity of the preferred securities, the enforceability of the applicable declaration of trust and the formation of the trusts.

    Gerald A. Morton, Vice President--Law and Corporate Secretary of Pogo Producing, will pass upon the validity of the guarantee and the junior subordinated debt securities. Mr. Morton owns approximately 3,485 shares of common stock directly and through Pogo Producing's tax advantaged savings plan and options to purchase an aggregate of 29,000 shares of common stock, which are or become exercisable in periodic installments through August 1, 2001.

                                    EXPERTS

    The financial statements incorporated by reference in this prospectus and elsewhere in this registration statement have been audited by Arthur Andersen, LLP, independent accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports.

    Ryder Scott Petroleum Engineers prepared the estimates of oil and gas reserves and discounted present values of estimated future net revenues incorporated by reference in this prospectus and elsewhere in this registration statement, and Pogo Producing included those items in this prospectus in reliance upon the authority of that firm as experts with respect to those matters.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

    No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the QUIPS offered hereby, but only under circumstances in which it is lawful to do so. The information contained in this prospectus is current only as of its date.

                               ------------------

                               TABLE OF CONTENTS

                                                   Page
                                                 ---------
                  Prospectus Supplement

About This Prospectus Supplement...............        S-2
Oil and Gas Terms Used in this Prospectus
  Supplement...................................        S-2
Summary........................................        S-3
Risk Factors...................................       S-11
Use of Proceeds................................       S-14
Capitalization of Pogo Producing...............       S-15
Accounting Treatment of the QUIPS..............       S-16
Price Range of Pogo Producing Common Stock.....       S-16
Description of Pogo Trust I....................       S-17
Description of the QUIPS.......................       S-18
Description of the Debentures..................       S-40
Description of the Guarantee...................       S-46
Relationship Among the QUIPS, the Debentures
  and the Guarantee............................       S-47
Federal Income Tax Consequences................       S-49
Legal Matters..................................       S-52
Experts........................................       S-52
Underwriting...................................        U-1

                        Prospectus

About This Prospectus..........................          2
Risk Factors...................................          3
About Pogo Producing Company...................          6
Where You Can Find More Information............          7
Incorporation of Documents by Reference........          7
Forward-Looking Statements.....................          8
Use of Proceeds................................          9
Ratio of Earnings to Fixed Charges.............          9
Description of Capital Stock...................          9
The Trusts.....................................         13
Description of the Preferred Securities........         13
Description of the Guarantees..................         14
Description of the Junior Subordinated Debt
  Securities...................................         18
Plan of Distribution...........................         24
Legal Matters..................................         25
Experts........................................         26

                         2,000,000 PREFERRED SECURITIES
                                  POGO TRUST I

      % Cumulative Quarterly Income Convertible Preferred Securities, Series A
                                  (QUIPS(SM))

                     (Liquidation Preference $50 per QUIPS)

    Fully and unconditionally guaranteed to the extent described herein by, and convertible into common stock of,
                             POGO PRODUCING COMPANY

                                      [LOGO]

                              GOLDMAN, SACHS & CO.
                           CREDIT SUISSE FIRST BOSTON
                              MERRILL LYNCH & CO.

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